   As filed with the Securities and Exchange Commission on March 1, 2000

          (S-4) Registration No. 333-95527/(S-3) Registration No. 333-96305
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                               Amendment #2
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
 (with respect to the 10% Convertible Subordinated Notes due September 1, 2004
                      being issued in the exchange offer)
                             ---------------------

                               Amendment #1

                                    to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
     (with respect to the additional 10% Convertible Subordinated Notes due
                   September 1, 2004 being offered for cash)
                             ---------------------
                             READ-RITE CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                    Delaware                                        94-2770690
(State or other jurisdiction of incorporation or     (I.R.S. Employer Identification Number)
                 organization)

           345 Los Coches Street Milpitas, California (408) 262-6700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
 Cyril J. Yansouni Chief Executive Officer Read-Rite Corporation 345 Los Coches
                Street Milpitas, California 95035 (408) 262-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

               John A. Fore, Esq.                               Abigail Arms, Esq.
        Wilson Sonsini Goodrich & Rosati                       Shearman & Sterling
            Professional Corporation                      801 Pennsylvania Avenue, N.W.
               650 Page Mill Road                             Washington, D.C. 20004
            Palo Alto, CA 94304-1050                              (202) 508-8000
                 (650) 493-9300

                             ---------------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is filed a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                             ---------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer of sale is not permitted.

                 SUBJECT TO COMPLETION, DATED MARCH 1, 2000

PROSPECTUS SUPPLEMENT TO PRELIMINARY PROSPECTUS DATED FEBRUARY 7, 2000

                                     [LOGO]
                              ____________________

                               Exchange Offer for

        10% Convertible Subordinated Notes due September 1, 2004 for its
            6 1/2% Convertible Subordinated Notes due September 1, 2004
                              ____________________

     If you elect to participate in the exchange offer, you will receive from us $1,000 principal amount of the 10% Convertible Subordinated Notes due September 1, 2004 for each $2,000 principal amount of the 6 1/2% Convertible Subordinated Notes due September 1, 2004. In addition, if we do not make the interest payment due March 1, 2000 on the 6 1/2% Convertible Subordinated Notes due September 1, 2004 that you tender in the exchange offer, you will receive a payment, in cash or in common stock at our election, of $50 for each $1,000 principal amount of the 10% Convertible Subordinated Notes due September 1, 2004 issued to you in the exchange offer. If you participate in the exchange offer, you will have the right to participate in the cash offer under which we are offering up to $50,000,000 of additional 10% Convertible Subordinated Notes due September 1, 2004.

     See page 2 of this prospectus supplement for a discussion of recent developments regarding our bank facility and a limited number of modifications to the terms of the exchange offer.

     This exchange offer will expire at 5:00 p.m., Eastern Standard Time, on March 8, 2000, unless we extend the offer.

     Our common stock is traded on The Nasdaq National Market under the symbol "RDRT." On February 29, 2000, the last reported sale price from our common stock on The Nasdaq National Market was $3 25/32 per share.

     We mailed the prospectus and the letter of transmittal on February 8, 2000.
                              ____________________

     Please see "Risk Factors" beginning on page 11 in the prospectus for a discussion of factors that you should consider before you decide to participate in this exchange offer or purchase additional exchange notes.

                              ____________________

     We have retained Georgeson Shareholder Communications, Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications, Inc. at (800) 223-2064, toll free, to receive additional documents and to ask questions.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              ____________________

                   The Dealer Manager for the Exchange Offer:
                               Robertson Stephens

               This prospectus supplement is dated _______, 2000

                  Recent Developments Regarding Bank Facility

     On February 24, 2000, the banks under our bank facility issued a notice to State Street Bank and Trust Company of California, N.A., as trustee under the indenture for our outstanding 6 1/2% Convertible Subordinated Notes due September 1, 2004, exercising their rights as holders of senior indebtedness under our bank facility to block the scheduled payment of interest on March 1, 2000. On February 25, we reached an agreement with the banks on the terms under which the banks will remove their blockage of the interest payment due on March 1, 2000 with respect to our outstanding existing notes. Under the terms of the agreement, the banks will agree to lift the blockage notice on the existing notes and permit the payment of interest due on the existing notes not submitted in the exchange offer if the following conditions are met:

      (1) 66 2/3% of the existing notes are exchanged for the 10% Convertible Subordinated Notes due September 1, 2004 in the exchange offer;

      (2) we receive at least $13.7 million in proceeds from the sale of the additional exchange notes;

      (3) the proceeds from the sale of the additional exchange notes is first used to pay any interest due on the existing notes not tendered in the exchange offer and to make a $10 million reduction in permanent commitment on the revolver portion of our bank facility from $35 million to $25 million;

      (4) after the payments made in (3) above, we shall pay 40% of all proceeds from the sale of any additional exchange notes in excess of the $13.7 million, such payment not to exceed $10 million, to the banks under our bank facility to permanently reduce the commitment under the revolver portion of the bank facility from $25 million to $15 million;

      (5) we restructure the payment of interest on all loans under the bank facility from quarterly to monthly; and

      (6) we use our best efforts to repay or refinance the debt under our bank facility.

                  Modifications to Terms of the Exchange Offer

Termination of the Exchange
---------------------------

     In the fourth bullet on page 31 of the prospectus, we stated that we reserved the right to terminate the exchange in our discretion for any reason. Because the terms of the exchange offer allow us to terminate the exchange offer only if one of the conditions listed under "Terms of the Exchange - Conditions for Completion of the Exchange Offer" is not met, we hereby delete the fourth bullet on page 31 of the prospectus.

Legal Limitation
----------------

     On page 37 of the prospectus, we stated that the conditions of the offer shall be deemed an ongoing right which may be asserted at any time from time to time. We hereby modify this statement to provide that all conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. We may not assert conditions to the exchange offer after the expiration date of the exchange offer.

                           Forward-Looking Statements

     The safe harbor for forward-looking statements made in connection with the exchange offer pursuant to this registration statement or the Form TO, including any exhibits to the registration statement or Form TO, are not and have not been protected under the Securities Litigation Reform Act.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2000

PROSPECTUS

                              [logo appears here]

                                --------------

                               Exchange Offer for

        10% Convertible Subordinated Notes due September 1, 2004 for its
          6 1/2% Convertible Subordinated Notes due September 1, 2004

                                --------------

  If you elect to participate in the exchange offer, you will receive from us $1,000 principal amount of the 10% Convertible Subordinated Notes due September 1, 2004 for each $2,000 principal amount of the 6 1/2% Convertible Subordinated Notes due September 1, 2004. In addition, if we do not make the interest payment due March 1, 2000 on the 6 1/2% Convertible Subordinated Notes due September 1, 2004 that you tender in the exchange offer, you will receive a payment, in cash or in common stock at our election, of $50 for each $1,000 principal amount of the 10% Convertible Subordinated Notes due September 1, 2004 issued to you in the exchange offer. If you participate in the exchange offer, you will have the right to participate in the cash offer under which we are offering up to $50,000,000 of additional 10% Convertible Subordinated Notes due September 1, 2004.

  This exchange offer will expire at 5:00 p.m., Eastern Standard Time, on March 8, 2000, unless we extend the offer.

  Our common stock is traded on The Nasdaq National Market under the symbol "RDRT." On February 4, 2000, the last reported sale price from our common stock on The Nasdaq National Market was $3 27/32 per share.

  We are mailing this prospectus and the letter of transmittal on February 8, 2000.

                                --------------

  Please see "Risk Factors" beginning on page 11 for a discussion of factors that you should consider before you decide to participate in this exchange offer or purchase additional exchange notes.

                                --------------

  We have retained Georgeson Shareholder Communications Inc. as our information agent to assist you in connection with the exchange offer. You may call Georgeson Shareholder Communications Inc., at (800) 223-2064, toll free, to receive additional documents and to ask questions.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

                   The Dealer Manager for the Exchange Offer:
                               Robertson Stephens

                      This prospectus is dated     , 2000

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

                             ---------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary ...................................................................   4
Risk Factors ..............................................................  11
Special Note Regarding Forward Looking Statements .........................  23
Use of Proceeds ...........................................................  24
Price Range of Common Stock ...............................................  24
Dividend Policy ...........................................................  24
Capitalization ............................................................  25
Selected Consolidated Financial Data ......................................  26
Bank Facility Refinancing..................................................  28
The Exchange Offer ........................................................  31
Cash Offer for Additional Exchange Notes...................................  39
Description of Exchange Notes .............................................  40
Description of Existing Notes .............................................  51
Description of Capital Stock ..............................................  61
Book-Entry System--The Depository Trust Company ...........................  64
Federal Income Tax Considerations .........................................  66
Underwriting ..............................................................  71
Legal Matters .............................................................  73
Experts ...................................................................  73
Where You Can Find Additional Information .................................  73

                                    SUMMARY

    This summary does not contain all the information you should consider before exchanging your existing notes for the exchange notes or investing in additional exchange notes. You should read this entire prospectus carefully. Unless otherwise indicated, "we," "us," "our" and similar terms refer to Read-Rite Corporation.

                                  Our company

    Read-Rite Corporation is one of the world's largest independent suppliers of magnetic recording heads for the hard disk drive market. Recording heads are miniature components that read and write information to and from a hard-disk drive or other storage medium. We design, manufacture and market magnetic recording heads as head gimbal assemblies and incorporate multiple head gimbal assemblies into headstack assemblies. A head gimbal assembly (generally referred to as an "HGA") is a recording head bonded to a small metal suspension that holds the head in position above or beneath a rotating disk in a computer hard drive. Head stack assemblies (or "HSA") are sets of head gimbal assemblies stacked together for installation in a computer hard drive. Our products are sold primarily for use in 3.5" form factor hard disk drives. We also supply magnetic recording heads for the tape drive market.

    Our principal wafer manufacturing facility is located in Fremont, California. We also have a secondary wafer fabrication facility at Read-Rite SMI Corporation, our joint venture in Japan with Sumitomo Metal Industries, Ltd. near Osaka, Japan. Our primary HGA fabrication and assembly facility is in Bangkok, Thailand. Our primary HSA facilities are in Manila, Philippines and Bangkok, Thailand. We manufacture wafers for tape heads at our Milpitas facility, and perform device fabrication, assembly and test operations in the Philippines.

    We were incorporated in California in 1981 and reincorporated in Delaware in 1985. Our principal office is located at 345 Los Coches Street, Milpitas, California 95035, and our telephone number is (408) 262-6700. Our world wide web address is http://www.readrite.com. Information on our web site does not constitute part of this prospectus.

                           Company business strategy

    Technology leadership, expansion of our customer and product base and improved manufacturing efficiencies are extremely important to our future success. 1999 was a year of transition, as our industry moved from one recording head technology, called magnetoresistive or "MR technology," to a more advanced technology, called giant magnetoresistive or "GMR technology." We completed our GMR transition in the December 1999 quarter, producing over 10 million GMR heads. 1999 was also the year we firmly established Read-Rite as a technology leader, announcing several world record setting areal density demonstrations. Areal density refers to the amount of data which can be stored on disks in computer hard disk drives. In the latest demonstration, in November 1999, we achieved a recording density equivalent to 50 GB per platter, which is approximately five times the recording density of today's products. This technology leadership has allowed us, in the quarter ending December 1999, to ship GMR products to 5 major customers on 8 different mainstream desktop programs. As we enter the March 2000 quarter, the strong demand for our current products and the qualification status on new programs with our customers positions us well for expected unit and revenue growth throughout fiscal year 2000. We remained focused on the cost structure at our factories and will continue to take appropriate actions to improve the efficiency and productivity of our operations.

                          Company's financing strategy

    Effective February 1, 2000, we obtained from our bank group a new waiver, forebearance and amendment to our bank agreement to permit us to issue the exchange notes in the exchange offer and to sell up to $50 million of additional exchange notes. This waiver expires on May 25, 2000, and will be extended to August 25, 2000 if, in connection with the sale of the additional notes, we and a majority of the banks have reached agreement as to:

  (1) the lifting of the blockage notice, if any, on the existing notes;

  (2) the payment by us of the interest to the holders of existing notes that do not tender their existing notes in the exchange offer;

  (3) the percentage of the proceeds of the cash raised, if any, from the sale of the additional exchange notes, to be paid to the banks under the bank facility; and

  (4) other terms and conditions with respect to interest rates, fees and covenants under the bank agreement.

The banks reserve the right under the current waiver to block the regularly scheduled interest payment on the notes due on March 1, 2000. In the context of negotiations concerning this waiver, forebearance and amendment, the banks stated that they had a current intention to exercise their rights under the indenture for the existing notes to block the regularly scheduled interest payment on the notes due on March 1, 2000. Although we are unable to predict what the banks will do, the exchange offer is intended to reduce the likelihood that the banks will exercise this right by reducing the amount of our cash required to make the March 1, 2000 interest payment to a level acceptable to them. Our current plan is to complete the exchange offer, raise additional cash proceeds from the sale of additional exchange notes and refinance the existing bank facility as soon as possible.

    Please read "Bank Facility Refinancing" for a detailed discussion of the bank facility and our proposal to refinance our bank facility.

    In addition, you should also carefully review the matters described under "Risk Factors" to understand the risks affecting our ability to successfully complete the exchange offer, raise additional money and refinance the bank facility.

                               The Exchange Offer

                          Terms Of The Exchange Offer

    We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing notes in this offer, you should read the detailed description of the offer under "The Exchange Offer" and of the exchange notes under "Description of Exchange Notes" for further information.

Terms of the exchange         We are offering up to $172,500,000 aggregate
offer.......................  principal amount of new 10% Convertible
                              Subordinated Notes due September 1, 2004 for up to $345,000,000 aggregate principal amount of 6
                              1/2% Convertible Subordinated Notes due September
                              1, 2004. We are offering to exchange $1,000 principal amount of exchange notes for each $2,000 principal amount of existing notes. In addition, if we do not make the interest payment due March 1, 2000 on the existing notes that you tender in the exchange offer, you will receive a payment, in cash or in common stock at our election, of $50 for each $1,000 principal amount of the exchange notes issued to you in the exchange offer. If we elect to make this payment in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date. You may tender all, some or none of your existing notes. We may pay interest on the exchange notes with shares of our common stock, par value $0.0001 per share, or in cash, solely at our option.

Conversion price............  The exchange notes will be convertible at any time prior to maturity at a conversion price that is equivalent to a 15% premium over the average of the daily volume weighted average price for our common stock for each of the five trading days immediately preceding the second trading day prior to the expiration date, subject to adjustment.

Expiration date; extension;
  termination...............
                              The exchange offer and withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on March 8, 2000, or any subsequent date to which we extend it. We may extend the expiration date for any reason. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date. You must tender your existing notes prior to this date if you wish to participate in the offer. We have the right to:

                              .terminate the exchange offer,

                              . extend the expiration date of the exchange offer and retain all tendered existing notes, subject to your right to withdraw your tendered notes, or

                              . waive any condition or otherwise amend the terms of the exchange offer in any respect, other than the condition that the registration statement be declared effective.

Conditions to the exchange    The exchange offer is subject to the registration
offer.......................  statement and any post-effective amendment to the registration statement covering the exchange notes being effective under the Securities Act of 1933. The offer also is subject to customary conditions, which we may waive.

                              In addition, the offer is conditioned upon 66 2/3% of the existing notes being tendered in the exchange offer. Please read "The Exchange Offer-- Conditions for completion of the exchange offer" for more information.

Withdrawal rights...........  You may withdraw a tender of your existing notes at any time before the exchange offer expires by delivering a written notice of withdrawal to Norwest Bank Minnesota, National Association, the exchange agent, before the expiration date. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires.

Procedures for tendering
  existing notes............
                              If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

                              If you hold your existing notes through a broker, dealer, commercial bank, trust company or other nominee, you also may comply with the procedures for guaranteed delivery.

                              Please do not send letters of transmittal to us. You should send those letters to Norwest Bank Minnesota, National Association, the exchange agent. The exchange agent can answer your questions regarding how to tender your existing notes.

Interest....................  Interest on the exchange notes will be payable in cash or, at our option, in common stock at a rate of 10% per year, payable on March 1 and September 1 of each year.

Exchange agent..............  Norwest Bank Minnesota, National Association

Information agent...........
                              Georgeson Shareholder Communications Inc.

                              For information regarding the exchange offer, please call (toll free (800) 223-2064; collect
                              (212) 440-9800).

Dealer manager..............  Robertson Stephens

                              To ascertain the conversion price to be used two days prior to the expiration date, please call
                              (800) 234-2663.

Risk factors................  You should consider carefully the matters described under "Risk Factors," as well as other information set forth in this prospectus and in the letter of transmittal.

Deciding whether to
  participate in the
  exchange offer............
                              Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Consequences of not
  exchanging existing
  notes.....................  If you do not exchange your existing notes in the exchange offer, your existing notes will be subordinate to the exchange notes. Further, the liquidity and trading market for existing notes not tendered in the exchange could be adversely affected to the extent existing notes are tendered and accepted in the exchange offer.

Cash offer..................  If you tender some or all of your existing notes in the exchange offer, you may purchase
                              additional exchange notes in the cash offer described below.

                                   Cash Offer

Cash offer for additional
  exchange notes............
                              We are offering up to $50,000,000 aggregate additional exchange notes for cash. The discussion under the heading "Cash Offer For Additional Exchange Notes" provides further information regarding the cash offer.

Use of proceeds.............  If the interest payment on the existing notes not tendered in the exchange has not been paid or provided for by us prior to the closing date, a purchaser of the additional exchange notes will deposit the purchase price for the additional exchange notes and we will deposit a global security for the additional exchange notes with the escrow agent, which will then be released from escrow if the following two conditions are met on or prior to March 30, 2000:

                              . the blockage notice, if any, on the existing notes has been lifted by the banks under our bank facility, allowing us to make the payment of interest on the existing notes not tendered in the exchange offer; and

                              . we have agreed with the banks under our bank facility as to the percentage of the escrow proceeds to be paid to the banks.

                              Norwest Bank Minnesota will be the escrow agent. Robertson Stephens will act as agent for the purchasers under the Escrow Agreement. If these conditions are met, remaining proceeds from the escrow after the payment of funds to the banks will be used by us for general corporate purposes.

Placement agent.............  Robertson Stephens

                Comparison of Exchange Notes and Existing Notes

    The following is a brief summary of the terms of the exchange notes and the existing notes. For a more complete description of the exchange notes, see "Description of Exchange Notes."

                                Exchange Notes                      Existing Notes
                       --------------------------------   ---------------------------------
 Securities..........  $172,500,000 aggregate principal   $345,000,000 aggregate principal
                       amount of 10% Convertible          amount of 6 1/2% Convertible
                       Subordinated Notes due September   Subordinated Notes due September
                       1, 2004. The exchange notes will   1, 2004.
                       be issued in principal amount of
                       $1,000 and integral multiples of
                       $1,000.
 Issuer..............  Read-Rite Corporation.             Read-Rite Corporation.
 Maturity............  September 1, 2004.                 September 1, 2004.
 Interest............  Interest on the exchange notes     Interest on the existing notes is
                       will be payable in cash or, at     payable in cash at a rate of 6
                       our option, in common stock at a   1/2% per year, payable on March 1
                       rate of 10% per year, payable on   and September 1 of each year.
                       March 1 and September 1 of each
                       year. If we elect to pay
                       interest in common stock, the
                       shares of common stock will be
                       valued at 90% of the average of
                       the closing prices for the five
                       trading days immediately
                       preceding the second trading day
                       prior to the interest payment
                       date.
 Conversion:
   General...........  The exchange notes will be         The existing notes are
                       convertible at any time prior to   convertible at any time prior to
                       the maturity at a conversion       the maturity at a conversion rate
                       price that is equivalent to a      of 24.8524 shares for each $1,000
                       15% premium over the average of    principal amount of existing
                       the daily volume weighted          notes, subject to adjustment.
                       average price for our common
                       stock for each of the five
                       trading days immediately
                       preceding the second trading day
                       prior to the expiration date of
                       the exchange offer, subject to
                       adjustment.
   Auto-conversion...  We may elect to automatically      None.
                       convert the exchange notes on or
                       prior to maturity if our common
                       stock price has exceeded 200% of
                       the conversion price for at
                       least 20 trading days during a
                       30-day trading period ending
                       five trading days prior to the
                       notice of automatic conversion.
                       If an automatic conversion
                       occurs on or prior to March 5,
                       2002, we will pay additional
                       interest in cash or, at our
                       option, in common stock equal to
                       two years worth of interest on
                       the

                            Exchange Notes                  Existing Notes
                       ------------------------   ---------------------------------
   (Auto-conversion,   converted exchange
   continued)          notes, less any interest
                       actually paid prior to
                       automatic conversion. If
                       we elect to pay the
                       additional interest in
                       common stock, the shares
                       of common stock will be
                       valued at 90% of the
                       average of the closing
                       prices for the five
                       trading days immediately
                       preceding the second
                       trading day prior to the
                       conversion date.
 Ranking.............  The exchange notes will    The existing notes are
                       be subordinated to all     subordinated to all of our senior
                       of our senior debt and     debt and will be subordinated to
                       will be senior in right    the exchange notes. As of
                       of payment to our          December 31, 1999, we had
                       existing notes. The        approximately $121.8 million of
                       exchange notes also are    outstanding senior debt. The
                       effectively subordinated   existing notes also are
                       to all indebtedness and    effectively subordinated to all
                       other liabilities of our   indebtedness and other
                       subsidiaries, including    liabilities of our subsidiaries,
                       trade payables but         including trade payables but
                       excluding intercompany     excluding intercompany
                       liabilities.               liabilities. As of December 31,
                                                  1999 our subsidiaries had
                                                  approximately $136.3 million
                                                  outstanding indebtedness and
                                                  other liabilities.
 Optional              We may redeem the          We may redeem the existing notes
   redemption........  exchange notes on or       on or after September 7, 2000, in
                       after March 5, 2002, in    whole or in part, on not less
                       whole or in part, on not   than 20 but no more than 60 days'
                       less than 20 but no more   notice, at the redemption prices
                       than 60 days' notice, at   set forth in this prospectus,
                       the redemption prices      plus accrued and unpaid interest,
                       set forth in this          if any, to the redemption date.
                       prospectus, plus accrued
                       and unpaid interest, if
                       any, to the redemption
                       date.
 Repurchase at option
   of holders........  You may require us to      You may require us to repurchase
                       repurchase all or part     all or part of your existing
                       of your exchange notes     notes upon a change in control at
                       upon a change in control   a repurchase price equal to 100%
                       at a repurchase price      of the outstanding principal
                       equal to 105% of the       amount of the existing notes
                       outstanding principal      being redeemed, plus any accrued
                       amount of the exchange     and unpaid interest. We have the
                       notes being redeemed,      option to pay the repurchase
                       plus any accrued and       price in cash, common stock or a
                       unpaid interest. We have   combination of cash and common
                       the option to pay the      stock.
                       repurchase price in
                       cash, common stock or a
                       combination of cash and
                       common stock.
 Listing.............  The exchange notes are     The existing notes trade in the
                       expected to trade in the   over-the-counter market.
                       over-the-counter market.

                                  RISK FACTORS

    You should carefully consider the risks described below before you decide to exchange your existing notes for exchange notes or buy for cash additional exchange notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

    If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock and the existing notes could decline.

If our plan to refinance our existing bank facility fails, we will not be able to successfully implement our business and financial strategy necessary to return us to profitable operations.

    We may not be able to successfully refinance our current bank facility. Our ability to refinance our bank facility will depend, among other things, on our ability to complete one or more of the following transactions:

  .  completing the exchange offer;

  .  raising cash from the issuance of the additional exchange notes; and

  . raising additional funds through a variety of alternative sources, including the sale of additional securities or from other financing arrangements, including proceeds from an asset-based financing arrangement, or the sale of assets.

    If we do not receive at least 66 2/3% of the existing notes in the tender offer, we will not be able to issue the exchange notes in the exchange offer without amending the offer. Unless we have a high percentage of participation in the exchange offer, we will not be able to sufficiently reduce our cash interest payment and to implement our plan to effect a refinancing of our existing bank facility.

    In addition, our ability to raise cash proceeds from the issuance of the additional exchange notes will depend, in part, on completion of the exchange offer. If we are unable to raise cash proceeds from the sale of the additional notes, the banks may not allow us to pay the cash interest due on the existing notes not tendered in the exchange. In addition, our current waiver, forbearance and amendment may not be extended from May 25, 2000 to August 25, 2000 unless the banks rescind the blockage notice and permit the cash interest payment. If we fail to raise new money from the issuance of the additional exchange notes, our plan to effect a restructuring or refinancing of our existing bank facility may fail.

    If we are unable to sell additional securities or portions of our existing assets or enter into a new bank facility such as an asset-based facility, we will not be able to refinance the bank facility. We may not receive any offers for our assets or the offers we may receive may not adequately reflect the value of the assets. We have currently received preliminary proposals from asset-based lenders. We are currently reviewing these proposals. However, we can not guarantee that we will be able to obtain an asset-based facility on acceptable terms or at all. Any of these factors could cause us to be unable to refinance our bank facility.

Because we are not in compliance with a number of financial covenants under our bank facility, we may not be able to pay interest on the existing notes.

    We are not in compliance with a number of financial covenants under our bank facility. As a result, the banks have the right to block the interest payment due on our existing notes on March 1, 2000. In the context of the negotiations in which we obtained our current waiver, forbearance and amendment, the banks stated that they had a current intention to exercise their rights under the indenture for the existing notes to block the regularly scheduled interest payment on the notes due on March 1, 2000. If the banks send a blockage notice to the trustee of the existing notes, we will not be allowed to make the March 1, 2000 interest payment. If the interest payment is not made on March 1, 2000, we will have 30 days, or until March 30, 2000, to make the interest payment. If the interest payment is not made within this 30 day period, an event of default would occur.

    If the interest payment is blocked by the banks, we may not be able to subsequently remove the blockage notice. If the banks do issue a blockage notice and refuse to withdraw the payment blockage notice after completion of the exchange offer, we would be in default under the existing notes. If we default on our existing notes, the existing noteholders could accelerate the outstanding principal on the existing notes. This acceleration could give the exchange note holders the right to a cross-acceleration of the exchange notes if more than $25 million in existing notes remain outstanding after the exchange offer. Finally, amounts under our bank facility would be accelerated as well. If this were to occur, we would be unable to meet our obligations as they become due.

Concerns from current and prospective customers, suppliers, employees and lenders about the going-concern explanatory paragraph in our audit report could detrimentally affect our operating results and financial condition.

    We incurred operating losses in fiscal years 1998 and 1999. We are also not in compliance with a number of financial covenants under our bank facility. Our failure to comply with covenants under our bank facility has forced us to seek to obtain short-term waivers to the bank facility, the most recent waiver extending to May 25, 2000. Due to the short-term nature of the waivers, we have had to reclassify our debt under the bank facility from long-term debt to short-term debt. As a result, our independent auditors have included a going-concern explanatory paragraph for our fiscal year ended September 30, 1999. This emphasis paragraph represents our auditor's conclusion that there is substantial doubt as to our ability to continue as a going concern for a reasonable time. If we are unable to complete the exchange offer, raise additional funds or refinance the bank facility, our auditors may not remove the explanatory paragraph from their opinion and any of the following may occur:

  . our customer relationships and orders with our customers could deteriorate;

  .  suppliers could reduce their willingness to extend credit;

  .  employee attrition could increase; and

  .  new lenders could be unwilling to refinance our bank facility.

If our financial condition continues to deteriorate, we may have to seek relief under Chapter 11 of the Bankruptcy Code.

    If our financial condition continues to deteriorate and we are unable to reduce our losses or obtain additional financing, we may be forced to seek relief under Chapter 11 of the bankruptcy code. Chapter 11 permits a company to remain in control of its business, protected by a stay of all creditor action, while the company attempts to negotiate and confirm a plan of reorganization with its creditors. If we commenced a case under Chapter 11, we would expect deterioration in our customer relationships, a reduction in orders, the loss of suppliers and an erosion of employee morale. We may be unsuccessful in our attempts to confirm a plan of reorganization with our creditors. Many
Chapter 11 cases are unsuccessful and virtually all involve substantial expense and damage to the business. When a company is unsuccessful in obtaining confirmation of a plan of reorganization, the assets of the company are liquidated.

    In a bankruptcy case, holders of our senior debt will be entitled to receive full payment on their claims before the holders of the existing notes and the exchange notes receive any payment. While we have not performed a liquidation analysis, we believe that in a bankruptcy liquidation the holders of our subordinated debt would recover a relatively small percentage of their notes or may not receive anything. While the exchange notes would be senior to the existing notes and entitled to payment in full prior to payment of the existing notes, both would be subordinate to the prior right of payment of senior debt.

We have a large amount of debt and our ability to meet our debt payment obligations depends upon our future operating performance and cash flows.

    We incurred losses of approximately $155.7 million in fiscal 1999 and $319.7 million in fiscal 1998. We also incurred losses in the first quarter of fiscal year 2000 and these losses could continue. If we are unable to refinance our bank facility and reduce the level of our existing debt, we may not be able to make payments on our existing debt. As of December 31, 1999, we had approximately $466.8 million of debt, of which approximately $121.8 million was senior to the existing notes.

    Our ability to make scheduled debt payments will depend on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to economic factors beyond our control, including prevailing interest rates. We may not be able to generate enough cash flow to meet our obligations and commitments, including payments under our bank facilities or on the existing notes or exchange notes. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets, or issue equity to obtain the necessary funds. We do not know whether we will be able to refinance our debt, issue equity or dispose of assets to raise funds on a timely basis or on terms satisfactory to us. In addition, our current bank facility restricts our ability to raise funds through asset sales. If we are unable to refinance the bank facility, raise funds through asset sales, sales of equity or otherwise, our ability to pay principal and interest in cash on the exchange notes would be harmed.

    Our large amount of debt could negatively impact holders of the exchange notes in many ways, including:

  . reducing funds available to fund our business operations and for other corporate purposes because portions of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

  . impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

  .  increasing vulnerability to increases in interest rates;

  . reducing financial flexibility because the debt outstanding under our current bank facility is secured by substantially all of our existing and future acquired assets and 65% of the capital stock of our existing and future acquired international operating subsidiaries;

  . placing us at a competitive disadvantage because we are substantially more leveraged than certain of our competitors;

  .  hindering our ability to adjust rapidly to changing market conditions;
     and

  . making us more vulnerable to a downturn in general economic conditions or in our business.

We may not be able to raise future capital for the substantial capital expenditures needed to operate our business competitively.

    Our business is highly capital intensive. We need to have enough production capacity and flexibility to meet our customers' needs. Our ability to accurately plan our expected production capacity may be inhibited by:

  .  the pace of technological change;

  .  availability of financing;

  .  unpredictable demand variations;

  .  the effects of variable manufacturing yields; and

  . the long lead times for our plant and equipment expenditures, requiring major expenditure commitments well before actual requirements.

    Due to our recent financial performance, we may not be able to maintain adequate sources of capital to finance our capital expenditures. We do not know when the additional financing will be available to us or available on favorable terms. If we use equity as a source of capital, it could be dilutive to existing stockholders and noteholders.

Our operating results and cash flow may fluctuate because of a number of factors.

    Our operating results and cash flow have fluctuated significantly in the past and are likely to continue to fluctuate in the future as a result of the following factors:

  . short product life cycles that require us to constantly qualify new products for our customers' programs;

  . our inability to be selected as an initial supplier, generally referred to as "design-in wins," on customer programs due to increased competition or our failure to execute;

  . industry cycles of over and under manufacturing capacity and aggressive pricing strategies;

  .  low product manufacturing yields;

  .  delayed product introductions;

  .  under-utilization of capacity for lower than anticipated demand;

  .  decreased demand or decreased average selling prices for our products;

  . increased operating costs associated with the ramp-up of production due to increased capacity;

  .  capacity constraints on certain technologies;

  .  product mix changes;

  . increased material costs or the unavailability of material or equipment;

  .  disruptions in our domestic or foreign operations;

  .  reduced average selling prices; and

  .  delays and cancellations of customer product orders.

    As a result of these factors, our past financial results are not necessarily a good predictor of our future operating results. Further, our future operating results may not meet the expectations of public market analysts and investors.

Any decrease in demand for our products could further reduce our revenue, operating margins and cash flows.

    Our customers provide us with individual purchase orders that may be changed or cancelled on short notice, often without material penalties. In the past, our operating results have been harmed by fluctuations in demand for our products. Demand for our products is generally difficult to accurately predict. In the past, demand for our product has been impacted as follows:

  . in the second half of fiscal 1996, we had significant orders unexpectedly cancelled or rescheduled;

  . in the first quarter of fiscal 1998, there was an abrupt reduction in demand for advanced inductive thin film products as there was a quicker than expected industry transition from advanced inductive to magnetoresistive technology;

  .  in fiscal 1998, we were harmed by general industry conditions; and

  . in fiscal 1999, the industry made a faster than anticipated transition from magnetoresistive technology to giant magnetoresistive technology.

    We were harmed in each case because of the decreases in demand. If cancellations or reductions in demand for our products occur in the future, our business, financial condition and results of operations could be seriously harmed.

Delays and cancellations of our customer orders may cause us to underutilize our production capacity, which could significantly reduce our gross margins and result in significant losses.

    Our business has a large amount of fixed costs as we are highly capital intensive. If there is a decrease in demand for our products, our production capacity could be under-utilized and as a result we may experience:

  .  equipment write-offs;

  .  restructuring charges;

  .  reduced average selling prices;

  .  increased unit costs; and

  .  employee layoffs.

We have had losses in recent years and we may not be able to regain profitability in the foreseeable future, which could adversely affect our ability to implement our business and finance strategies.

    We had net losses of approximately $155.7 million in fiscal 1999 and $319.7 million in fiscal 1998 after having net income of $76.2 million in fiscal 1997. These losses were caused in part by:

  .  continued competitive pricing pressure;

  . industry trends toward fewer head gimbal assemblies for each headstack assembly;

  . short product life cycles, which resulted in write-down of excess inventory and obsolete products and equipment; and

  . the industry's quicker than expected transition in fiscal 1998 from advanced inductive to magnetoresistive technology and in fiscal 1999 from magnetoresistive to giant magnetoresistive technology.

If we are unable to successfully compete in the highly competitive disk drive industry, our operating results could be harmed.

    The disk drive industry is highly competitive at both the drive level and the component level. Our products often have short life cycles. The price for our products declines substantially over their useful life. We compete on price and our ability to deliver new technology in a timely manner. We also compete on customer service and support, product quality and manufacturing capability. If we are unable to effectively compete, our business, operating results and financial condition could be harmed.

    Our competitors in the merchant market include TDK, Alps, Hitachi Metal, Headway Technologies and IBM. We also compete against disk drive manufacturers with "captive" or internal recording head manufacturing capabilities, such as Fujitsu, IBM and Seagate. These manufacturers are formidable competitors because they have greater resources and greater customer access. For example in June 1998, one of our largest customers, Western Digital Corporation, announced an agreement with IBM under which IBM would supply Western Digital with giant magnetoresistive heads and other components for Western Digital's manufacture of desktop hard disk drives. If our competitors enter into similar agreements with our customers to supply giant magnetoresistive products in the merchant market in volume quantities at competitive pricing, our operating results could be harmed.

We receive a large percentage of our revenues from only a few customers, the loss of any one would adversely affect our business and financial condition.

    We sell our products to a limited number of customers. Our largest customers are Western Digital, Maxtor, and Samsung. Western Digital represented 37%, Maxtor represented 32% and Samsung represented 19% of our net sales during fiscal 1999. We produced head gimbal assemblies in volume for five customers, headstack assemblies in volume for four customers and tape drive products in volume for four customers during fiscal 1999. There are a small number of high performance disk drive and tape drive manufacturers who require an independent source for their head gimbal assemblies, headstack assemblies or tape head supplies. As a result, we are heavily dependent upon a limited number of customers. If we lose a large customer or if one or more of our large customers reduces their orders, our business, financial condition and operating results will be harmed.

If one or more of our customers is acquired, merged or liquidated, our operating results could be harmed.

    We are heavily dependent on a limited number of customers. If one of these customers is acquired or merged, our business, financial condition and operating results could be harmed. For example, in a series of transactions,
Seagate:

  .  acquired the tape head operations of AMC in fiscal 1995;

  . completed the acquisition of Conner Peripherals, Inc., then one of our major customers, in fiscal 1996; and

  . completed the acquisition of Quinta Corporation, our partner and sole customer for our magneto-optical head development effort, in August 1997.

    In November 1997, Singapore Technologies, Pte. Ltd. unexpectedly liquidated one of its wholly owned subsidiaries, Micropolis Ltd. We had anticipated that Micropolis would account for approximately 1.5% of our net sales during that quarter. A similar liquidation by one of our current customers could harm our business, financial condition and operating results.

Because we sell our products to a limited number of customers, we have a concentration of credit risk.

    We are subject to the credit risk of our customers. Consequently, if any one of our customers experiences financial difficulties, our financial condition and business would be affected. For example, in November 1997 Micropolis Ltd. ceased doing business. As a result, in fiscal 1997, we wrote-off $9.3 million of accounts receivables due from that customer as well as additional write-off of our inventory and equipment related to that customer's orders.

If our customers vertically integrate by acquiring or increasing internal production and assembly of head gimbal assemblies or headstack assemblies, our operating results could be harmed.

    If one or more of our customers vertically integrates by acquiring or increasing their internal head gimbal assembly or headstack assembly production capability, our business, financial condition and results of operations could be harmed. For example, in 1994, Quantum Corporation, one of our principal customers with no previous magnetic recording head capacity, acquired Digital Equipment Corporation's recording head and disk drive operations. In May 1997, Quantum Corporation announced the formation of a joint venture with its primary manufacturing partner in Japan, Matsushita Kotobuki Electronics, to manufacture magnetoresistive recording heads for rigid disk drives. In October 1998, Quantum and Matsushita announced that the joint venture was dissolved, but Matsushita retaining the slider fabrication and head gimbal assembly factory. Matsushita continues to operate this facility. If Matsushita re-enters the wafer fabrication business and becomes a full line manufacturer, we may not be able to supply head gimbal assemblies to Quantum Corporation. Any further vertical integration in this industry could also materially and adversely affect our business, financial condition and results of operations.

Because our customers in the disk drive industry have been limiting the number of suppliers of recording heads, we may not be able to achieve design-in wins.

    Customers in the disk drive industry have been increasingly moving towards limiting their number of suppliers of recording heads per program. Customers also have focused their own efforts on fewer and larger new programs. As a result, we expect it will be increasingly important for us to successfully achieve design-in wins for all major programs for our primary customers. As a result, the loss of any customer, a significant decrease in orders from one or more large customers, or if we fail to achieve a design-in win or wins on particular customer programs, our business, financial condition and results of operations could be harmed.

Our industry experiences rapid technological change, and our inability to timely anticipate and develop new products and production technologies could harm our competitive position.

    Technology changes rapidly in our industry. The rapid changes require us to address current technologies and anticipate new technologies. If we are unable to anticipate and smoothly transition to new technologies, our business, financial condition and results of operations may suffer. For example, in the first quarter of fiscal 1998, we incurred a special charge of $114.8 million, primarily for the write-off of equipment and inventory associated with the phase-out of advanced inductive technologies. In the third quarter of fiscal year 1999, we incurred a restructuring charge of $37.7 million for the write-off of equipment associated with our transition to giant magnetoresistive technology and the decrease in customer demand for the earlier generation magnetoresistive heads. Similar changes in the future will have an adverse effect on our business.

    The rapid introduction of new, higher performance products, shorter product life cycles and the trend toward fewer heads per drive places significant pricing pressure on hard disk drives and drive components, including recording heads. In addition, during fiscal 1998 and continuing into fiscal 1999, the sub $700 PC market emerged. Users in the sub $700 PC market typically require less storage capacities. As a result, they require a lower number of heads per drive than that for the office desktop computer applications. We expect growth in the sub $700 PC market and the trend for lower number of heads per drive to continue for the foreseeable future.

    We expect the development and advancement of technologies, such as pico sliders and giant magnetoresistive heads, to continue in fiscal 2000. Other manufacturers may already have or may develop more advanced giant magnetoresistive technology or giant magnetoresistive production capability than we possess or may develop. In addition, other alternative data storage technologies, such as solid-state (flash or ferroelectric) memory or optical disk drive technologies, are being developed that do not utilize our products. If one of our competitors introduces improved or new technologies or products before we do, or if we are unable to respond to new product introductions by our competitors, our business, financial condition and results of operations could be seriously harmed.

If we underestimate or overestimate our capacity requirements, our business, financial condition and results of operations could be harmed.

    We have made substantial capital expenditures and installed significant production capacity to support our new technologies, to meet the increased demand for our products, to improve manufacturing yields and to increase our margins. We made capital expenditures during fiscal 1999 of $101.0 million and $186.2 million during fiscal 1998. We plan to spend approximately $80 million during fiscal 2000. We cannot guarantee that our net sales and cash flows from operations will increase enough to absorb these additional costs or that we will have sufficient capital to finance our planned capital expenditures.

We face risks associated with our international operations that could harm our company.

    Substantially all of our machining, assembly and test operations for our head gimbal assembly, our headstack assembly and tape head assembly operations are conducted outside of the Unites States. As a result, our international operations are subject to a variety of risks, including:

  .  obtaining requisite governmental permits and approvals;

  .  currency exchange fluctuations and restrictions;

  .  variable or higher tax rates;

  .  expiration of tax holidays;

  .  political instability;

  . changes in government policies relating to foreign investment and operations;

  .  cultural issues;

  .  labor problems;

  .  trade restrictions;

  .  transportation delays and interruptions; and

  .  changes in tariff and freight rates.

    We have in the past had labor organizational activities at some of our foreign operations. While none of our employees are currently represented by a union, we may be unable to avoid work stoppages or other labor issues in the future.

    In addition, several Asian countries, including Japan, Thailand and the Philippines, have experienced fluctuations in the value of their currencies relative to the U.S. dollar in recent periods. These foreign currency fluctuations may impact our ability to manufacture products in these markets. We enter into foreign currency forward contracts to manage our exposure to foreign currency fluctuations. These hedging activities, however, do not completely eliminate the exposure to foreign currency risk.

Any failure to manage our inventory could adversely affect our company.

    The hard disk drive industry is subject to business cycles and rapid technological change. As a result, if we do not properly manage our inventory, we could have too much, or too little, inventory on hand. We monitor our inventories on a periodic basis and provide inventory write-downs if deemed appropriate for excess, obsolete or lower of cost or market concerns. We have limited remedies in the event of order cancellations because of:

  .  our dependence on a few customers;

  .  the limited number of product programs for each customer; and

  . the magnitude of the commitments we must make to support our customers' product programs.

    If a customer cancels or reduces a product program, or experiences financial difficulties, we may take significant inventory charges. We have taken charges and provided inventory write-downs in the past. We may in the future have to take additional inventory write-downs if we are unable to obtain necessary product qualifications or our customers cancel their orders.

    We manufacture custom products for a limited number of customers. As a result, we cannot typically shift raw materials, work-in-process or finished goods from customer to customer. We must invest substantial resources and make significant materials commitments to our customers. In addition, the disk drive products typically have very short life cycles. Our customers have also implemented just-in-time hubs to limit their purchase order commitments from us. If our customer does not have demand from their end customer, they will not use the inventory from the just-in-time hub. If the inventory is not used, we may have excess or obsolete inventory and increased inventory risk. Customers also have canceled or materially modified purchase orders with us without significant penalties. Canceled orders could lead to charges for inventory obsolescence, which could seriously harm our business, operating results and financial condition.

Insufficient demand for products from our joint venture in Japan with Sumitomo Metal Industries, Ltd. will continue to adversely affect operations.

    We currently have a wafer fabrication facility at Read-Rite SMI Corporation, a joint venture between us and Sumitomo Metal Industries Ltd., near Osaka, Japan. Read-Rite SMI manufactures thin-film magnetic recording heads. Market demand in Japan for thin film heads manufactured by Read-Rite SMI may not develop. Read-Rite SMI is also a supplier for Quantum/Matsushita on certain giant magnetoresistive programs. However, Read-Rite SMI may be unable to qualify for future Quantum/Matsushita giant magnetoresistive programs. If we are unable to obtain a positive operating margin from Read-Rite SMI in the near term, we will have to take actions to align our cost structure, cash flows, and equity position.

Problems associated with our complex manufacturing processes could harm our revenues.

    Our manufacturing processes involve numerous complex steps. Minor deviations can cause substantial manufacturing yield loss and, in some cases, suspension of production. Manufacturing yields for new products initially tend to be lower until we complete product development and commence volume manufacturing. Yields typically increase as we ramp to full production. Because forward product pricing assumes improving manufacturing yields, material variances between projected and actual manufacturing yields have a direct effect on our gross margin and profitability. In addition, the shortening of product life cycles requires us to produce new products at higher volume and acceptable manufacturing yields without, in many cases, reaching the longer-term, higher volume manufacturing cycle conducive to higher manufacturing yields and declining costs.

Increased amounts of defective products could harm our business.

    We typically test our head gimbal assemblies before shipment to ensure that the head gimbal assemblies meet customer specifications. Customers may return defective lots if the customer determines that an agreed upon percentage of the head gimbal assemblies in the lot do not meet specifications. We expect manufacturing yields to increase during fiscal 2000 as we ramp-up production of giant magnetoresistive head gimbal assemblies. However, we may not be able to achieve component cost levels, manufacturing yields and productivity levels necessary to achieve adequate giant magnetoresistive head gimbal assembly margins.

Because we depend on a limited number of suppliers, if our suppliers experience capacity constraints or production failures, our production could be significantly harmed.

    We depend on a limited number of suppliers and subcontractors for our raw materials. In some cases, we depend on a single source. Limitations or interruptions in the supply of these components could severely and adversely affect our production and operating results. We have limited alternative sources of key materials such as wafer substrates, wires and suspensions and these suppliers are also generally determined in advance by our customers. In addition, we frequently rely on a single equipment supplier for a particular type of equipment due to either a lack of viable alternatives or to insure process consistency. As a result, if our suppliers experience capacity constraints or production failures, our production could be significantly harmed.

If we are unable to adequately protect our intellectual property rights, our operating results and financial condition may be harmed.

    We believe that the success of our business depends on our proprietary technology, information processes and know-how. Much of our proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. We rely primarily on trade secret protection to protect our intellectual property. We face a number of intellectual property risks:

  . our competitors may be able to develop similar technology independently;

  .  we may not be able to adequately protect our technology;

  . claims allowed on any patents held by us may not be sufficiently broad to protect our technology; and

  . foreign intellectual property laws may not adequately protect our intellectual property rights.

    We expect to continue to file patent applications when appropriate to protect our proprietary technologies. However, seeking patent protection can be expensive and time consuming. We may not be able to enforce patents outside the U.S. As a result, we may not be able to stop our competitors from infringing on our patents.

    We have, from time to time, been notified of claims that we may be infringing patents owned by others. If we receive additional claims of infringement in the future, we may decide to seek licenses under patents that we are allegedly infringing. However, we may not be able to obtain a license on acceptable terms. If we have to defend an infringement claim or if we fail to obtain a key patent license, we may incur substantial liabilities or be unable to manufacture products utilizing such patented inventions.

Our inability to retain and attract key personnel and a skilled workforce may materially and adversely affect our financial condition.

    We depend on a limited number of key management, sales, engineering, customer support and product development personnel. Many of our key personnel would be difficult to replace and are not subject to employment or non-competition agreements. We believe our future success will depend on our ability to attract and retain highly-skilled managerial, engineering, sales, customer support and product development personnel. Competition for qualified personnel in our industry and geographic locations is intense. If we are unable to retain existing or hire key personnel, our business, financial condition and results of operations could be harmed.

The nature of our operations makes us susceptible to material environmental liabilities which could adversely affect our financial condition.

    We are subject to a variety of federal, state, local and foreign regulations relating to:

  . the use, storage, discharge and disposal of hazardous materials used during our manufacturing process;

  .  the treatment of water used in our manufacturing process; and

  .  air quality management.

    We are required to obtain necessary permits for expanding our facilities. We must also comply with new regulations on our existing operations. Public attention has increasingly been focused on the environmental impact of manufacturing operations that use hazardous materials. If we fail to comply with environmental regulations or fail to obtain the necessary permits:

  .  we could be subject to significant penalties;

  . our ability to expand or operate at locations in California or our locations in Thailand, Japan and the Philippines could be restricted;

  . our ability to establish additional operations in other locations could be restricted; or

  . we could be required to obtain costly equipment or incur significant expenses to comply with environmental regulations.

    Any accidental hazardous discharge could result in significant liability and clean-up expenses which could harm our business, financial condition and results of operations.

    We use a significant amount of water in our manufacturing process. Future drought conditions could cause the state or local authorities to mandate higher fees or reductions in water usage allocations. If we are required to restrict our production because of water scarcity, our business, financial condition and results of operations could be adversely affected.

Delisting of our common stock could have a material adverse effect on the market price of, and the efficiency of the trading market for, our common stock, the exchange notes and the existing notes.

    As a result of the going-concern opinion in our recent Form 10-K, we received a letter from Nasdaq-Amex regarding our ability to maintain compliance with the Nasdaq Stock Market listing requirements. The Nasdaq National Market has alternative compliance requirements for the continued listing of common stock on its exchange of either: (i) $4 million of net tangible assets or (ii) a $5 minimum closing bid price. As of the date of this filing, we are currently complying with only the $4 million of net tangible assets requirement. If we experience loses that drop our net tangible assets below $4 million, and if our stock price continues to remain below $5 per share, our common stock may not remain listed on The Nasdaq National Market. This could have a material adverse effect on the market price of, and the efficiency of the trading market for, our common stock and the exchange notes.

The exchange notes are subordinated to our senior debt, but senior in payment to the existing notes.

    The exchange notes will be unsecured and subordinated in right of payment to senior debt, including our existing bank facility. The exchange notes are also senior to the existing notes. As a result of such subordination, in the event of our liquidation or insolvency, a payment default with respect to senior debt, a covenant default with respect to designated senior debt or upon acceleration of the exchange notes due to an event of default, our assets will be available to pay obligations on the exchange notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes then outstanding. Neither we nor our subsidiaries are prohibited under the exchange note indenture from incurring debt.

    As of December 31, 1999, we had approximately $121.8 million of outstanding senior debt. The existing notes are also effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany liabilities.

    The exchange notes are obligations exclusively of Read-Rite Corporation. Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the exchange notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of our subsidiaries' earnings, loans and other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

We may not have the financial resources to repurchase the exchange notes in the event of a change in control.

    We may be unable to repurchase the exchange notes in the event of a change in control. Upon a change in control, you may require us to repurchase all or a portion of your exchange notes. If a change in control were to occur, we may not have enough funds to pay the repurchase price for all tendered exchange notes. The terms of our existing bank facility prohibit the repurchase of the exchange notes in cash. Any future credit agreements or other debt agreements may contain similar provisions, or expressly prohibit the repurchase of the exchange notes upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to repurchase the exchange notes or could attempt to refinance the debt agreements. If we do not obtain consent, we could not repurchase the exchange notes. Our failure to repurchase the exchange notes would constitute an event of default under the exchange note indenture, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the exchange notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

If an active market for the exchange notes fails to develop, the trading price and liquidity of the exchange notes could be materially adversely affected.

    Prior to the offering there has been no trading market for the exchange notes. The dealer manager has advised us that it currently intends to make a market in the exchange notes. The liquidity of the trading market for the exchange notes will depend in part on the level of participation of the holders of existing notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange notes and the lesser the liquidity of the trading market for the existing notes not tendered in the exchange offer. However, Robertson Stephens is not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market making activity by Robertson Stephens will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the exchange notes will develop or, if one does develop, that it will be maintained. If an active market for the exchange notes fails to develop or be sustained, the trading price and liquidity of the exchange notes could be materially adversely affected.

We expect the trading price of the exchange notes and the underlying common stock to be highly volatile, which could adversely affect the market price of our exchange notes and underlying common stock.

    The trading price of the exchange notes and the underlying common stock will fluctuate in response to variations in:

  .  operating results;

  . announcements by us or our competitors of technological innovations or new products;

  .  qualifications of volume shipment programs from major customers;

  .  general conditions in the disk drive and computer industries; and

  .  general economic and market conditions.

    In addition, stock markets have experienced extreme price volatility in recent years, particularly for high technology companies. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of our exchange notes and underlying common stock.

In the event of a change in control after the expiration date, holders of the exchange notes will receive substantially less than holders of existing notes to the extent that a holder elects to exercise his or her repurchase right.

    In the event that there is a change in control prior to the expiration date of the exchange offer, holders of existing notes would have the right to receive, to the extent they elected to exercise their repurchase right, $345,000,000 in aggregate principal amount as a result of the change in control. In the event that there is a change in control after the expiration date of the exchange offer and 100% of the holders of the existing notes tendered in the exchange, holders of the exchange notes would have the right to receive, to the extent they elected to exercise their repurchase right, $172,500,000 as a result of the change in control.

If we automatically convert the exchange notes, you should be aware that there is a substantial risk that the price of our common stock could fluctuate from the date we elect to automatically convert to the conversion date.

    We may elect to automatically convert the exchange notes on or prior to maturity if our common stock price has exceeded 200% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of automatic conversion. You should be aware that there is a substantial risk that the price of our common stock could fluctuate between the time when we may first elect to automatically convert the exchange notes and the automatic conversion date. This time period may extend from 15 to 30 calendar days from the time we elect to automatically convert the exchange notes until the conversion date.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus, including the sections entitled "Summary" and "Risk Factors," contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange of the existing notes for the exchange notes pursuant to the exchange offer. We are also offering up to $50,000,000 aggregate principal amount of additional exchange notes for cash. We intend to use the proceeds, if any, from the sale of the additional exchange notes to repay amounts due under our bank facility. As of January 1, 2000, we had $50 million of revolving loans outstanding under our bank facility at variable rates (9.5% as of January 1, 2000). The banks' lending commitments under the bank facility will be permanently reduced by the amount of the loan repayment we make from these proceeds. We may also apply any remaining portion of the proceeds of the offering to pay the remaining interest payments, if any, due March 1, 2000 on the existing notes or for general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for each of these purposes. Pending such use, we intend to invest the net proceeds in high quality, interest-bearing instruments.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth the high and low closing sales prices of a share of the common stock reported on The Nasdaq National Market during the indicated periods.

                                                               High       Low
                                                             --------- ---------
Fiscal year ending September 30, 1998
  First Quarter............................................  $26 13/16 $15 3/8
  Second Quarter...........................................   17 9/16   12 3/8
  Third Quarter............................................   15 1/4     6 13/16
  Fourth Quarter...........................................    9 17/32   5 1/2
Fiscal year ending September 30, 1999
  First Quarter............................................  $16 15/16 $ 6 1/16
  Second Quarter...........................................   19 11/16   6 1/8
  Third Quarter............................................    8         5 35/64
  Fourth Quarter...........................................    6 7/8     4 1/32
Fiscal year ending September 30, 2000
  First Quarter............................................  $ 5 15/16 $ 3 15/32
  Second Quarter (through February 4, 2000)................    6 7/16    2 25/32

    On February 4, 2000, the last reported sales price of our common stock on The Nasdaq National Market was $3 27/32 per share.

                                DIVIDEND POLICY

    We do not pay any dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying cash dividends to holders of our common stock. Our existing credit facility currently restricts the payment of dividends.

                                 CAPITALIZATION

The following table sets forth the consolidated unaudited capitalization of Read-Rite:

  .  at December 31, 1999:

  . as adjusted to give effect to the issuance of the exchange notes in the exchange offer on the assumption that all of the outstanding existing notes were validly tendered and accepted for exchange:

  . as adjusted to give effect to the issuance for cash of an additional $50 million of exchange notes;

  . as adjusted to give effect to the issuance of $6.81 million of exchange notes to the dealer manager for payment of their fees in connection with the exchange offer and for their placement of the additional $50 million of exchange notes; and

  . as adjusted to reflect an extraordinary gain of $166 million on the assumed early extinguishment of all outstanding existing notes.

    To the extent that existing notes are not validly tendered or accepted in the exchange offer, the amount attributed to the exchange notes would decrease and the amount attributed to the existing notes would increase. The financial data at December 31, 1999 in the following table are derived from our unaudited financial statements for the quarter ended December 31, 1999.

                                                            December 31, 1999
                                                          ----------------------
                                                           Actual    As Adjusted
                                                          ---------  -----------
                                                               (dollars in
                                                               thousands)
Long-term debt
 10% Convertible Subordinated Notes due 2004 (exchange
   notes)...............................................  $      --   $ 229,312
 6 1/2% Convertible Subordinated Notes due 2004
   (existing notes).....................................    345,000          --
 Other long-term debt...................................     15,900      15,900
                                                          ---------   ---------
  Total long-term debt..................................    360,900     245,212
                                                          ---------   ---------
Stockholders' equity:
 Preferred stock, par value $0.0001 per share, issuable
   in series; 4,000,000 shares authorized, none issued
   and outstanding......................................         --          --
 Common stock, par value $0.0001 per share, 160,000,000
   shares authorized, 49,927,337 shares issued and
   outstanding (1)......................................          5           5
 Additional paid-in capital.............................    370,118     370,118
 Accumulated Deficit....................................   (341,783)   (175,292)
 Accumulated other comprehensive income (loss)..........       (738)       (738)
                                                          ---------   ---------
  Total stockholders' equity............................     27,602     194,088
                                                          ---------   ---------
   Total capitalization.................................  $ 494,368   $ 439,300
                                                          =========   =========

--------
(1) Outstanding shares exclude the shares reserved for issuance upon conversion of the exchange notes and 15,600,735 shares issuable under our stock award and purchase plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated operating data for the three years in the period ended September 30, 1999 and the balance sheet data at September 30, 1998 and September 30, 1999 are derived from our audited consolidated financial statements audited by Ernst & Young LLP, independent auditors, which are incorporated by reference in this prospectus. Please refer to the complete consolidated financial statements and related existing notes for more information. The selected operating data for the years ended September 30, 1995 and September 30, 1996 and the balance sheet data at September 30, 1995, September 30, 1996 and September 30, 1997 have been derived from our consolidated financial statements audited by Ernst & Young LLP that are not included or incorporated by reference. The consolidated operating data for the three months ended December 31, 1998 and December 31, 1999, and the consolidated balance sheet data as of December 31, 1999 are derived from our unaudited consolidated financial statements, and include in our opinion all adjustments, including normal recurring adjustments necessary to present fairly the financial information therein. These results are not necessarily indicative of the results that may be expected for future periods.

                                                                                  Three Months
                                      Years Ended September 30,                       Ended
                          ----------------------------------------------------  ------------------
                                                                                Dec. 31,  Dec. 31,
                             1995      1996       1997      1998       1999       1998      1999
                          ---------- --------  ---------- ---------  ---------  --------  --------
Operating Data:
Net sales...............  $1,003,040 $991,118  $1,162,050 $ 808,622  $ 716,460  $230,118  $114,492
Cost of sales--on net
  sales.................     739,000  887,464     923,244   826,602    739,725   195,327   145,619
Cost of sales--special
  charges...............          --       --          --   114,800         --        --        --
                          ---------- --------  ---------- ---------  ---------  --------  --------
Gross margin............     264,040  103,654     238,806  (132,780)   (23,265)   34,861   (31,127)
Operating expenses:
 Research and
   development..........      41,788   52,221      64,995    92,265     92,211    23,732    19,147
 Selling, general and
   administrative.......      44,406   43,644      54,098    34,137     29,154     7,289     6,581
 Restructuring costs....          --       --          --    93,728     37,685        --        --
                          ---------- --------  ---------- ---------  ---------  --------  --------
  Total operating
    expenses............      86,194   95,865     119,093   220,130    159,050    31,021    25,728
                          ---------- --------  ---------- ---------  ---------  --------  --------
Operating income
  (loss)................     117,846    7,789     119,713  (352,910)  (182,315)    3,840   (56,855)
Interest expense........       5,589   12,897      15,699    29,648     31,910     7,368     8,845
Interest income and
  other, net............       5,257    9,024       8,627     7,126      4,143    (1,048)    4,592
                          ---------- --------  ---------- ---------  ---------  --------  --------
Income (loss) before
  provision (benefit)
  for income taxes and
  minority interest.....     177,514    3,916     112,641  (375,432)  (210,082)   (4,576)  (61,108)
Provision (benefit) for
  income taxes..........      41,715   34,582      29,311   (24,577)   (25,946)       48        --
                          ---------- --------  ---------- ---------  ---------  --------  --------
Income (loss) before
  minority interest.....     135,799  (30,666)     83,330  (350,855)  (184,136)   (4,624)  (61,108)
Minority interest in net
  income (loss) of
  consolidation
  subsidiary............      12,234   12,320       7,151   (31,108)   (28,421)   (5,746)   (3,633)
                          ---------- --------  ---------- ---------  ---------  --------  --------
Net income (loss).......  $  123,565 $(42,986) $   76,179 $(319,747) $(155,715) $  1,122  $(57,475)
                          ========== ========  ========== =========  =========  ========  ========
Basic net income (loss)
  per common share......  $     2.69 $  (0.92) $     1.61 $   (6.59) $   (3.16) $    .02  $  (1.15)
                          ========== ========  ========== =========  =========  ========  ========
Diluted net income
  (loss) per common
  share.................  $     2.59 $  (0.92) $     1.56 $   (6.59) $   (3.16) $    .02  $  (1.15)
                          ========== ========  ========== =========  =========  ========  ========
Number of shares used in
  per common share
  computation:
Basic...................      45,951   46,755      47,444    48,513     49,352    49,027    49,834
                          ========== ========  ========== =========  =========  ========  ========
Diluted.................      47,653   46,755      48,775    48,513     49,352    50,671    49,834
                          ========== ========  ========== =========  =========  ========  ========

                                      At September 30,                          At
                         ----------------------------------------------    December 31,
                           1995     1996     1997     1998       1999          1999
                         -------- -------- --------- -------    -------    ------------
Balance Sheet Data:
Working capital......... $286,902 $113,959 $ 343,185 $97,618    $18,714      $(22,802)
Total assets............  939,457  908,672 1,301,481 879,800    784,490       695,522
Long-term debt..........  137,406  172,037   403,871 388,248    361,668       360,900
Stockholders' equity....  537,977  453,799   545,653 233,929     84,209        27,602
Ratio of earnings to
  fixed charges(1)......    22.7x     1.3x      6.4x      NM(2)      NM(2)         NM(2)

--------
(1) For purposes of this ratio, "earnings" consist of earnings before income taxes, minority interest and fixed charges. "Fixed charges" consist of interest on indebtedness and capital lease obligations, the interest component of rental expense, amortization of debt discount and issuance expenses. Earnings were insufficient to cover fixed charges by $375,432,000, $210,082,000 and $61,108,000 for the years ended
    September 30, 1998 and September 30, 1999, and the three-month period ended December 31, 1999, respectively. On a pro forma basis, assuming the full conversion of the existing notes for exchange notes as of the beginning of the year ended September 30, 1999 and the three months ended December 31, 1999, and using the estimated net change in interest expense from the exchange, earnings were insufficient to cover fixed charges by $210,082,000 and $61,108,000 respectively.
(2) Not meaningful

                           BANK FACILITY REFINANCING

History of the bank facility

    In October 1997, we entered into a $200 million unsecured bank facility with a syndicate of banks that had a $150 million revolving credit facility and a $50 million four year term loan. Under the terms of the bank facility, we had to maintain specified financial ratios and meet additional covenants. During the period ended December 31, 1997, in response to the industry-wide shift to magnetoresistive technology, we incurred a special charge of approximately $114.8 million as a result of the write-off of equipment and inventory associated with the phase out of advanced inductive technologies. Primarily as a result of this write-off, we were out of compliance with two of the bank facility covenants. We obtained an amendment to the bank facility revising these covenants in February 1998.

    During the period ended June 30, 1998, we incurred a restructuring charge of approximately $93.7 million. As a result, we were not in compliance with several financial covenants under the bank facility. In August 1998, we obtained an amendment to the bank facility to maintain compliance with the facility. Under the amendment, the revolving credit facility was reduced from $150 million to $100 million. In addition, the bank facility was converted from an unsecured to secured facility. Read-Rite Corporation's assets and 65% of the stock of our international subsidiaries secures the facility. Borrowings under the revolving credit facility became based upon eligible receivables of Read-Rite Corporation and Read-Rite International and cash balances of Read-Rite Corporation.

    In April 1999, in response to industry-wide downturns in the average selling prices for head gimbal assembly and headstack assembly products and in anticipation of approximately $37.7 million restructuring costs in that quarter, we drew down the entire $100 million available under the bank facility to improve our cash balances. This was the first time that we borrowed under the revolving credit facility.

    As of September 30, 1999, we had $42.5 million of the term loan outstanding and $100 million outstanding on our revolving credit facility. As a result of losses incurred by us in fiscal year 1999, we were unable to maintain compliance with some of the financial covenants under the bank facility. In October 1999, we repaid $25 million on the bank facility, reducing the size of the revolving credit facility from $100 million to $75 million. In connection with this repayment, the bank waived compliance with several financial covenants through December 31, 1999. Due to the short term nature of the waiver, the debt under the facility was classified as a current liability and our independent auditors included a going-concern explanatory paragraph in our Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

    For the three-month period ended December 31, 1999, we were unable to maintain compliance with the financial covenants concerning consolidated tangible net worth, senior debt, interest expense coverage and minimum earnings under our bank agreement; we obtained a waiver with respect to our noncompliance under the bank facility. In connection with this waiver, we reduced the size of the revolving credit facility by $25 million, to $50 million. We have continued to pay all principal and interest payments under this facility on the scheduled due dates. In addition, we have reduced the amount outstanding under the bank facility from $101.3 million as of December 31, 1999 to $86.3 million as of January 21, 2000.

Current waiver and forbearance

    Effective February 1, 2000, we obtained from our bank group a waiver, forbearance and fifth amendment to the bank facility. In connection with this waiver, we repaid an additional $15 million of the principal amount of the bank facility, reducing the outstanding principal amount to approximately $71.3 million under the bank facility. In the context of negotiations in which we obtained our current waiver, forbearance and fifth amendment, the banks stated that they had a current intention to exercise their rights under the indenture for the existing notes to block the regularly scheduled interest payment on the notes due on March 1, 2000. Although we are unable to predict what the banks will do, the exchange offer is intended to reduce the likelihood that the banks will exercise this right by reducing the amount of our cash required to make the March 1, 2000 interest payment to a level acceptable to them.

   Under the waiver and forbearance, the banks:

  (1) waive compliance with the covenants to permit us to exchange the exchange notes for the existing notes;

  (2) waive compliance with the covenants to permit us to sell up to an additional $50 million of exchange notes for cash to holders of existing notes; and

  (3) agree to forebear from exercising any remedies that the banks might have as a result of our noncompliance with five financial covenants under the bank facility until May 25, 2000.

    Under the waiver and forbearance, the banks expressly reserve the right to:

  (1) send a notice to the trustee under the indenture for the existing notes to block the interest payment on those notes due on March 1, 2000; and

  (2) take any other action necessary to provide that no payment of interest or principal may be made on the existing notes.

    The waiver may be extended to August 25, 2000 if, in connection with the sale of the additional notes, a majority of the banks and Read-Rite Corporation reach agreement as to:

  (1) the lifting of the blockage notice, if any, on the existing notes;

  (2) the payment of the interest by us to the holders of existing notes that do not tender their existing notes in the exchange offer;

  (3) the percentage of the proceeds of the cash raised, if any, from the sale of the additional exchange notes that is to be paid to the banks under the bank facility; and

  (4) other terms and conditions with respect to interest rates, fee and covenants under the bank agreement.

    The exchange notes will be treated as permitted subordinated debt under the waiver.

Proposed bank facility refinancing

    We are undertaking a series of actions to enable us to refinance our current bank facility. First, we are offering to exchange the existing notes for the exchange notes pursuant to this exchange offer. The exchange offer is conditioned on the tender and acceptance of at least 66 2/3% of the existing notes. Completion of the exchange offer would reduce our level of outstanding debt. In addition, we would have the option to pay interest on the exchange notes in cash or common stock. We would also reduce the principal amount of existing notes outstanding which would reduce our obligation to pay cash interest on the existing notes. We believe that this would reduce the likelihood that the banks will exercise their right to block the March 1, 2000 interest payment on any existing notes remaining outstanding after the exchange offer.

    Second, we could raise cash proceeds through the sale of the additional exchange notes. Proceeds from the sale of the additional exchange notes will be held in escrow. The escrow proceeds will be released only when:

  . the blockage notice, if any, with respect to the March 1, 2000 interest payment on existing notes has been lifted by the banks under our bank facility allowing us to make the payment of interest on the existing notes not tendered in the exchange, and;

  . we have agreed with the banks as to the percentage of the cash raised, if any, from the sale of additional exchange notes to be paid to the banks under our bank facility.

    Third, we are attempting to raise additional funds though a variety of alternative sources to enable us to repay the balance of the amounts outstanding under the bank facility, while continuing discussions with our existing banks with respect to the possibility of refinancing the existing bank facility at a lower level of outstanding borrowings. These sources could include proceeds of a new lending arrangement, the sale of additional securities by us, the sale of non-core assets, or a combination of the foregoing. We have received several proposals from lenders for asset-based lending arrangements which we are currently evaluating.

    Our current plan is to complete the exchange offer, raise additional cash proceeds from the sale of additional exchange notes and put in place a new loan facility or refinance the existing bank facility as soon as possible. If we are unable to refinance the bank facility by March 30, 2000, and the banks have issued a notice blocking payment of the March 1, 2000 interest payment on the existing notes, our plan is to request that the banks remove the blockage notice in connection with the negotiation of an agreement to apply a portion of the proceeds from the sale of additional exchange notes to repay a portion of the amounts outstanding under the bank facility.

    Our ability to successfully refinance the bank facility is likely to depend on a number of factors, including:

  .  our ability to successfully complete the exchange offer;

  . our ability to raise funds from the sale of additional notes or obtain alternate sources of funds; and

  .  our ability to continue to improve the performance of our business.

  Whether we are able to refinance the bank facility is therefore subject to a number of risks, including those risks identified under "Risk Factors."

                              THE EXCHANGE OFFER

Terms of the exchange offer; Period for tendering existing notes

    We are offering to exchange $1,000 principal amount of exchange notes for each $2,000 principal amount of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. In addition, you will receive a payment, in cash or in common stock at our election, of $50 for each $1,000 principal amount of exchange notes issued to you in the exchange offer in the event that the interest payment on the existing notes due on March 1, 2000 has not been paid or provided for by us prior to the exchange date. If we elect to make this payment in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date. In the event that this payment is paid in common stock, we may at our election either round up to avoid distribution of fractional shares, or pay any fractional share amount in cash.

    Holders must tender existing notes in a principal amount of $2,000 and any integral multiple of $2,000.

    You may tender all, some or none of your existing notes.

    The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

    Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to tender all or any portion of their existing notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes and, if so, the amount of existing notes to tender.

Expiration date

    The expiration date for the offer is 5:00 p.m., Eastern Standard Time, on March 8, 2000, unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on March 8, 2000 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

    We expressly reserve the right, in our discretion, for any reason to:

  .  delay the acceptance of existing notes for exchange,

  . extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below. During any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer,

  . amend the terms of the exchange offer other than the condition that the registration statement become effective under the Securities Act, and

  .  terminate the exchange offer.

    If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

    We will give oral or written notice of any (1) extension, (2) amendment,
(3) non-acceptance or (4) termination to the holders of the existing notes as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled expiration date.

Procedures for tendering existing notes

    Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

    Tender of existing notes held through a custodian. If you are a beneficial holder of the existing notes, that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the existing notes on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions. Any beneficial owner of existing notes held of record by The Depository Trust Company or its nominee, through authority granted by The Depository Trust Company, may direct The Depository Trust Company participant through which the beneficial owner's existing notes are held in The Depository Trust Company to tender on the beneficial owner's behalf.

    Tender of existing notes held through The Depository Trust Company. To effectively tender existing notes that are held through The Depository Trust Company, Depository Trust Company participants should transmit their acceptance through the Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering Depository Trust Company participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

    In addition, the exchange agent must receive:

  . a completed and signed letter of transmittal or an electronic confirmation pursuant to The Depository Trust Company's ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal, and

  . prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent's account at The Depository Trust Company, in accordance with the procedure for book-entry transfer described below, or

  . the holder must comply with the guaranteed delivery procedures described below.

    Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company must make book-entry delivery of existing notes by having The Depository Trust Company transfer such existing notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although your existing notes will be tendered through The Depository Trust Company facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to The Depository Trust Company's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under "Exchange agent," prior to 5:00 pm Eastern Standard Time on the expiration date. You or your broker must ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your existing notes. An agent's message is a message transmitted by The Depository Trust Company and received by the exchange agent that forms a part of the book-entry confirmation which states that The Depository Trust Company has received an express acknowledgement from the participant in The Depository Trust Company tendering the shares that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to The Depository Trust Company in accordance with its procedures does not constitute delivery to the exchange agent.

    If you are an institution which is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

    Do not send letters of transmittal or other exchange offer documents to us, Robertson Stephens or Georgeson Shareholder Communications Inc., the information agent.

    It is your responsibility that all necessary materials get to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

    Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We will have accepted the validity of tendered existing notes if and when we give oral or written notice to Norwest Bank Minnesota, National Association, the exchange agent. The exchange agent will act as the tendering holders' agent for purposes of receiving the exchange notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, Norwest Bank Minnesota, National Association will return those existing notes to you, without expense, promptly after the expiration date via book-entry transfer through The Depository Trust Company.

Our interpretations are binding

    We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing note which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing note either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of existing notes for exchange; Delivery of exchange notes

    Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered, and will issue the exchange notes promptly after acceptance of the existing notes. The discussion under the heading "Conditions for completion of the exchange offer" provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

    For each $2,000 principal amount of existing notes accepted for exchange, the holder of such existing note will receive an exchange note having a principal amount of $1,000. In addition, you will also receive payment, in cash or in common stock, at our option of $50 for each $1,000 principal amount of exchange notes issued to you in the exchange offer in the event that the interest payment due on March 1, 2000 with respect to the existing notes has not been paid or provided for prior to the exchange date. In the event the interest payment is paid in common stock, we may at our election either round-up to avoid distribution of fractional shares, or pay any fractional share amount in cash. The exchange notes will bear interest from the issue date. Existing notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of existing notes whose existing notes are accepted for exchange will not receive any payment in respect of accrued interest on such existing notes.

    In all cases, issuance of exchange notes for existing notes that are accepted for exchange in the offer will be made only after timely receipt by the exchange agent of:

  . a timely book-entry confirmation of such existing notes. into the exchange agent's account at the book-entry transfer facility,

  . a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through The Depository Trust Company's ATOP system, and

  .  all other required documents, if any.

    If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not exchange notes will be credited to an account maintained with The Depository Trust Company, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed delivery procedures

    If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

  .  your tender is made through an eligible institution,

  . prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to the Depository Trust Company's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

    (a) sets forth the name and address of the holder of existing notes and the amount of existing notes tendered,

    (b) states that the tender is being made thereby, and

    (c) guarantees that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

  . book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal rights

    You may withdraw your tender of existing notes at any time prior to 5:00 p.m., Eastern Standard Time, on the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading "Exchange agent" prior to 5:00 p.m. Eastern Standard Time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person who tendered the existing notes to be withdrawn;

  . contain a statement that you are withdrawing your election to have your existing notes exchanged;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees; and

  . if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility.

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading "Procedures for tendering existing notes" above at any time on or prior to 5:00 p.m., Eastern Standard Time, on the expiration date.

Conditions for completion of the exchange offer

    We will not accept existing notes for exchange notes and may terminate or not complete the exchange offer if the registration statement covering the exchange offer is not effective under the Securities Act. In addition, the exchange offer is conditional upon a minimum principal amount of 66 2/3% of the existing notes being tendered, which condition may be waived or amended.

    We may not accept existing notes for exchange and may terminate or not complete the exchange offer if:

  . any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

  . any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

  . any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

     . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

     . any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial stocks or the Standard & Poor's 500 Index from January, 2000;

     . a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

     . any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

     . a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

     . if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

  . any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

  . any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in our business condition, income, operations, stock ownership or prospects and our subsidiaries, taken as a whole;

  . as the term "group" is used in Section 13(d)(3) of the Securities Exchange Act,

     . any person, entity or group acquires more than five percent of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to February 7, 2000;

     . any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than two percent of our outstanding shares; or

     . any new group shall have been formed that beneficially owns more than five percent of our outstanding shares of common stock which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares.

    If any of the above events occur, we may:

  . terminate the exchange offer and as promptly as practicable return all tendered existing notes to tendering note holders;

  . extend the exchange offer and, subject to the withdrawal rights described in "--Withdrawal rights" on page 34, retain all tendered existing notes until the extended exchange offer expires;

  .  amend the terms of the exchange offer; or

  . waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

    The conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive any condition in whole or in part at any time in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

    If a stop order issued by the SEC is in effect with respect to the registration statement of which this document is a part, we will not accept any existing notes tendered and we will not exchange for any exchange notes.

Fees and expenses

    Robertson Stephens is acting as the dealer manager in connection with the exchange offer. Robertson Stephens will receive a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its out-of-pocket expenses, including attorneys' fees, in connection with the exchange offer. The fees will be payable if and when the exchange offer is completed.

    The fee will be paid for each $1,000 principal amount of existing notes tendered, based on a sliding scale, with higher fees per existing note paid on the incremental principal amount of existing notes tendered above specified thresholds. The fee scale ranges from $5.00 per $1,000 principal amount up to a maximum of $35.00 per $1,000 principal amount if more than 75% of the aggregate principal amount of the existing notes are tendered. Based on the foregoing fee structure, if all the outstanding existing notes are tendered in the exchange offer, Robertson Stephens will receive an aggregate fee of approximately $4.3 million, or 1.25%, of the principal amount of existing notes currently outstanding. This fee will be paid in the form of exchange notes.

    Robertson Stephens will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offer (including the reasonable fees and disbursements of counsel).

    We have agreed to indemnify Robertson Stephens against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Robertson Stephens may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Robertson Stephens may from time to time hold existing notes, exchange notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, Robertson Stephens may tender these existing notes.

    We have retained Georgeson Shareholder Communications Inc. to act as the information agent and Norwest Bank Minnesota, National Association to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

    Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

    We will not pay any fees or commissions to any broker or dealer or any other person, other than Robertson Stephens, for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Legal limitation

    The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any existing notes tendered, and no exchange notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange agent

    Norwest Bank Minnesota, National Association, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

          Norwest Bank Minnesota, National Association, Exchange Agent

By Registered & Certified Mail:      By Regular Mail or Overnight Courier:

 NORWEST BANK MINNESOTA, N.A.             NORWEST BANK MINNESOTA, N.A.
  Corporate Trust Operations               Corporate Trust Operations
         MAC N9303-121                           MAC N9303-121
         P.O. Box 1517                      Sixth & Marquette Avenue
     Minneapolis, MN 55480                   Minneapolis, MN 55479

                            In Person by Hand Only:

                          NORWEST BANK MINNESOTA, N.A.
                      12th Floor--Northstar East Building
                            Corporate Trust Services
                            608 Second Avenue South
                                Minneapolis, MN

                             For Information Call:

                                 (612) 667-9764

          By Facsimile Transmission (for Eligible Institutions only):
                     Attention: Corporate Trust Operations
                              Confirm by Telephone

                                 (612) 667-4927

    If you deliver the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal.

Fees and expenses

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $500,000.

Consequences of exchanging or failing to exchange existing notes

    Holders who tender their existing notes for exchange will not be obligated to pay any related transfer taxes.

    The existing notes that are not exchanged for exchange notes pursuant to the exchange offer will be subordinate in payment to the exchange notes.

                    CASH OFFER FOR ADDITIONAL EXCHANGE NOTES

    In addition to the exchange offer, we are offering holders who tender existing notes the right to purchase up to $50,000,000 aggregate principal amount of additional exchange notes for cash, which we refer to as the "cash offer." The exchange notes in the cash offer are identical in all respects to the exchange notes issued in the exchange offer as described in this document under the heading "Description of Exchange Notes."

    If the interest payment on the existing notes not tendered in the exchange has not been paid or provided for by us prior to the closing date, a purchaser of the additional exchange notes will deposit the purchase price for the additional exchange notes and we will deposit a global security for the additional exchange notes with the escrow agent, which will then be released from escrow if the following two conditions are met on or prior to March 30, 2000:

  . the blockage notice, if any, on the existing notes has been lifted by the banks under our bank facility, allowing us to make the payment of interest on the existing notes not tendered in the exchange offer; and

  . we have agreed with the banks as to the percentage of the proceeds of the cash raised, if any, from the sale of the additional exchange notes that is to be paid to the banks under our bank facility.

    Norwest Bank Minnesota will be the escrow agent. Robertson Stephens will act as agent for the purchasers under the Escrow Agreement. If these conditions are met, remaining proceeds from the escrow after the payment of funds to the banks will be used by us for general corporate purposes.

    If a noteholder's tender of existing notes is withdrawn we will not sell any additional exchange notes to that holder. Offers to purchase additional exchange notes must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

    You may indicate your interest in purchasing additional exchange notes on the letter of transmittal or by contacting Robertson Stephens.

                         DESCRIPTION OF EXCHANGE NOTES

    We will issue the exchange notes under a subordinated indenture, dated as of March 1, 2000, between us and Norwest Bank Minnesota, National Association, as exchange notes trustee, to be supplemented by a supplemental indenture, dated as of March 1, 2000, between us and the exchange notes trustee. In this description, we refer to the subordinated indenture, as supplemented by the supplemental indenture, as the "exchange notes indenture." The following description is a summary of the material provisions of the exchange notes and the exchange notes indenture. This summary is subject to and is qualified by reference to all the provisions of the exchange notes indenture.

    As used in this "Description of Exchange Notes" section, references to "Read-Rite," "we," "our" or "us" refer solely to Read-Rite Corporation and not its subsidiaries.

General

    The exchange notes will be unsecured subordinated obligations of Read-Rite. The exchange notes are limited to $230,000,000 aggregate principal amount, which amount includes:

  . $172,500,000 aggregate principal amount to be issued in the exchange offer assuming all of the existing notes are tendered and accepted in the exchange offer;

  . up to an additional $50,000,000 aggregate principal amount to be issued for cash to holders of existing notes interested in purchasing additional exchange notes; and

  . up to an additional $6,812,500 aggregate principal amount to be issued to Robertson Stephens as a fee for their services in the exchange offer and for acting as the placement agent of additional exchange notes.

    The exchange notes will mature on September 1, 2004 and be payable at a price of 100% of the principal amount of the exchange notes. The exchange notes will bear interest at the rate of 10% per year. Interest will be in cash or, at our option, in common stock at a rate of 10% per year, payable on March 1 and September 1 of each year. If we elect to pay interest in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date.

    The exchange notes will be unsecured obligations of Read-Rite. The exchange notes are subordinated to all our senior debt, but senior in right of payment to the existing notes. Neither we nor our subsidiaries are prohibited from incurring debt under the exchange notes indenture. There are no financial covenants in the exchange notes indenture. The exchange notes are effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries.

    The exchange notes will be convertible into common stock at a conversion price equivalent to a 15% premium over the average of the daily volume weighted average price for the common stock for each of the five trading days immediately preceding the second trading day prior to the expiration date of the exchange offer. The average of the daily volume weighted average price, known as "VWAP," shall mean the daily volume weighted average price of our common stock, based on a trading day from 9:00 a.m. to 4:00 p.m., on the Nasdaq National Market as reported by Bloomberg Financial. We will notify holders of the conversion price after such determination. The conversion rate will be subject to adjustment as described under "--Conversion Rights." The exchange notes are convertible at any time prior to maturity, unless previously redeemed or repurchased.

    We will pay principal and premium, if any, on the exchange notes any you may submit your exchange notes for conversion, transfer or exchange, without service charge, at our office maintained for the purpose in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the exchange notes trustee.

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

    If and to the extent we elect to make a payment in common stock instead of cash with respect to any payment under the terms of the indenture that permits such election, we may either pay cash for any fractional shares or round the fractional share up to the nearest whole share.

Book-entry system

    The exchange notes will be issued in the form of a global security held in book-entry form. The Depository Trust Company or its nominee will be the sole registered holder of the exchange notes for all purposes under the exchange notes indenture. Owners of beneficial interests in the exchange notes represented by the global security will hold these interests pursuant to the procedures and practices of The Depository Trust Company. Owners of beneficial interest must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with The Depository Trust Company's procedures and practices. Beneficial owners will not be holders, and will not be entitled to any rights under the global security or the exchange notes indenture with respect to the global security. We and the exchange notes trustee may treat The Depository Trust Company as the sole holder and owner of the global security.

Conversion rights

    You may convert your exchange note, in whole or in part, into common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. Your right to convert an exchange note called for redemption or submitted for repurchase will terminate at the close of business on the last business day prior to the redemption date or repurchase date.

    If you are a beneficial owner of exchange notes, you may exercise your conversion right by delivering to The Depository Trust Company the appropriate conversion instruction form pursuant to The Depository Trust Company's conversion program. You can obtain this conversion notice from the office of any conversion agent. The conversion date will be the date when you deliver your exchange note and the duly signed and completed notice of conversion to the conversion agent. As promptly as practicable on or after the conversion date, we will issue and deliver to the exchange notes trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment for any fractional shares. These certificates will be sent by the exchange notes trustee to the conversion agent for delivery to the holder. The shares of common stock issuable upon conversion of the exchange notes will be fully paid and nonassessable and will rank pari passu with our other shares of common stock.

    If you surrender your exchange note for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date, your exchange note must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of surrendered exchange notes. However, you will not be required to submit payment in this period if exchange notes, or portions of exchange notes, are called for redemption on a redemption date during the period beginning at the close of business on a regular record date and ending on the opening of business on the first business day after the next succeeding interest payment date, or if such interest payment date is not a business day, the second succeeding business day. We will not make any payment or adjustment for interest or dividends upon conversion. If you convert your exchange notes, you will not be entitled to receive any dividends payable to holders of common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares but will instead pay cash based on the market bid price of common stock at the close of business on the last trading day prior to conversion.

    You will not be required to pay any taxes or duties upon conversion but will be required to pay any tax or duty if the common stock issued upon conversion of the exchange notes is in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

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

    We will adjust the conversion rate if the following events occur:

  (1) we issue common stock as a dividend or distribution on our common stock;

  (2) we issue to all holders of our common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the current market price of our common stock, provided the conversion rate will be readjusted if these rights, options or warrants are not exercised prior to expiration;

  (3) we subdivide, combine or reclassify our common stock;

  (4) we distribute to all holders of our common stock evidences of indebtedness of Read-Rite, shares of capital stock or assets, including securities, but excluding:

     .  those dividends and distributions listed in (1) above,

     .  those rights, options and warrants listed in (2) above, and

     .  all-cash distributions listed in (5) below;

  (5) we make distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, combined together with
      (A) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of our market capitalization; and

  (6) we or any of our subsidiaries successfully complete a tender offer for common stock which involves an aggregate consideration that, together with (A) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of our market capitalization on the expiration of such tender offer.

    We reserve the right to make reductions in the conversion rate in addition to those specified above as we consider advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not make any conversion rate adjustment until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate pursuant to this paragraph and will give you notice by mail of any adjustments.

    Under the provisions of our rights agreement, holders will receive, in addition to the common stock issuable upon such conversion, the rights, whether or not the rights have separated from the common stock at the time of the conversion. In addition, if we implement a new shareholder rights plan, this new rights plan must provide that upon conversion of the exchange notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights whether or not such rights have separated from the common stock at the time of such conversion.

    If we consolidate or merge with or into another person or any person merges into us, or in case of any sale, transfer or lease of all or substantially all of our assets, each exchange note then outstanding will, without the consent of the holder of any exchange note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or lease by a holder of number of shares of common stock into which the exchange note was convertible immediately prior this event. However, this provision will not apply to any merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

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

    We may from time to time increase the conversion rate by any amount for any period of at least 20 days if our board of directors has made a determination that such increase would be in the best interests of Read-Rite, which determination shall be conclusive. We shall give at least 15 days' notice of any proposed increase. No such increase shall be taken into account for purposes of determining:

  . whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control, and

  . whether the closing price of the common stock is at least 200% of the conversion price for purposes of determining whether we may automatically convert the exchange notes.

    If we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes and the number of shares into which exchange notes are convertible is increased as a result of above antidilution provisions, this increase may be deemed to be a payment of a taxable dividend to holders. See "Federal Income Tax Considerations."

We may elect to automatically convert the exchange notes if our stock price hits specific targets.

    We may elect to automatically convert the exchange notes at any time prior to maturity if the price of our common stock has exceeded 200% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of automatic conversion. We refer to this as an "automatic conversion." The notice of automatic conversion must be given not more than 30 and not less than 15 days before the date of automatic conversion.

    If an automatic conversion occurs on or prior to March 5, 2002, we will pay additional interest in cash or, at our option, in common stock to holders of notes. If we elect to pay the additional interest in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day preceding the conversion date. This additional interest shall be equal to two year's worth of interest, less any interest actually paid prior to the date of automatic conversion.

Subordination

    The exchange notes will be subordinate in right of payment to the prior payment in full of all senior debt. The exchange notes would be senior to the existing notes, since the exchange notes are "notes" within the definition of senior debt for the existing notes under the indenture for the existing notes.

    In the event of:

  .  any insolvency or bankruptcy case or proceeding, or

  .  any receivership, liquidation, reorganization or debt restructuring, or

  .  any liquidation, dissolution or other winding up of Read-Rite, or

  . any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Read-Rite,

the holders of senior debt will be entitled to receive payment in full of all senior debt in cash or other payment satisfactory to the holders of senior debt before the holders of the exchange notes are entitled to receive any payment. However, any amounts previously deposited by us with the exchange notes trustee or paying agent in accordance with the subordination provisions of the exchange notes indenture at the time of the deposit may be paid to the holders of the exchange notes (called "defeased payments").

    In the event of our liquidation or insolvency, creditors of Read-Rite who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of the exchange notes.

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

    In the event that any exchange notes are declared due and payable before their stated maturity as a result of an event of default, the holders of the senior debt will be entitled to receive payment in full of all senior debt before the holders of the exchange notes are entitled to receive any payment by us on the exchange notes, other than defeased payments. If the payment of exchange notes is accelerated because of an event of default, we are required under the exchange notes indenture to promptly notify holders of senior debt of this acceleration.

    We may not make any payment on the exchange notes or purchase, redeem or acquire the exchange notes or make any sinking fund or defeasance payment on the exchange notes to the exchange notes trustee or paying agent, other than defeased payments, if:

  . a default in the payment of senior debt occurs and is continuing beyond the applicable grace period, or

  . any other event of default occurs and is continuing with respect to designated senior debt that permits the holders of designated senior debt or their representatives to accelerate the maturity, and the exchange notes trustee receives a notice of such default (called a "payment blockage notice") from us, a holder of designated senior debt or any other person permitted to give this notice under the exchange notes indenture.

    We may resume payments on the exchange notes or purchase, redeem or otherwise acquire the exchange notes or make a sinking fund or defeasance payment:

  . in the case of a payment default, upon the date on which this default is cured or waived or ceases to exist, and

  . in the case of a nonpayment default, the earlier of the date on which this nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received, unless the subordination provisions of the exchange notes indenture prohibit the payment, distribution, purchase, redemption, acquisition, sinking fund payment or defeasance payment at such time, including, without limitation, in the case of a nonpayment default referred to above, as a result of a payment default with respect to the applicable senior debt as a consequence of the acceleration of the maturity thereof or otherwise.

    No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the exchange notes trustee shall be the basis for a subsequent payment blockage notice. Any payment, issuance and delivery of cash, property or securities, upon conversion of an exchange note will be deemed to constitute payment on account of the principal of the exchange notes, other than stock and subordinated securities of Read-Rite.

 Definitions

    "designated senior debt" means our obligations under certain existing senior debt, including our existing bank revolving credit agreement and bank term loan agreement, and our obligations under any other particular senior debt that expressly provides that such senior debt shall be "designated senior debt" for purposes of the exchange notes indenture.

    "senior debt" means the principal of, premium, if any, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that such claim for post-petition interest is allowed in such proceeding, on, rent with respect to, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the exchange notes indenture or thereafter created, incurred or assumed:

  . our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

  .  all of our obligations for money borrowed,

  . all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

  . our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

  . our obligations as lessee under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased after the date of the exchange notes indenture for financing purposes, as determined by us,

  . our obligations under any lease or related document, including a purchase agreement, that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

  . all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements,

  . all of our obligations under letters of credit, bankers' acceptances or similar facilities, including reimbursement obligations with respect to any of the foregoing,

  . all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable arising in the ordinary course of business,

  . all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or in effect guaranteed through an agreement to purchase or otherwise, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on our property, and all of our obligations with respect thereto, and

  . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described the above clauses.

    However, senior debt shall not include the existing notes or the exchange notes or any indebtedness or obligation if the terms of the indebtedness or obligation expressly provide that the indebtedness or obligation is not superior in right of payment to the exchange notes.

Optional redemption

    At any time on or after March 5, 2002, we may redeem the exchange notes, in whole or in part, upon not less than 20 nor more than 60 days' notice, at the following prices, expressed as a percentage of principal amount:

                                                                      Redemption
   Year                                                                 Price
   ----                                                               ----------
   Beginning on March 5, 2002 and ending on February 28, 2003........   105.0%
   Beginning on March 1, 2003 and ending on August 31, 2004..........   102.5

and 100% at September 1, 2004, in each case together with accrued interest to, but excluding, the redemption date.

    If fewer than all the exchange notes are to be redeemed, the exchange notes trustee will select the exchange notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or, in its discretion, on a pro rata basis. If any exchange note is to be redeemed in part, a new exchange note or exchange notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's exchange notes is selected for partial redemption and the holder converts a portion of this exchange note, the converted portion shall be deemed to be taken from the portion selected for redemption.

    No sinking fund is provided for the exchange notes.

Repurchase at option of holders upon a change in control

    If a change in control occurs, you have the right, at your option, to require us to repurchase all of your exchange notes, in whole or in part, on the repurchase date that is 45 days after the date of the company notice, at a price equal to 105% of the principal amount of the exchange notes to be repurchased, together with interest accrued to, but excluding, the repurchase date. The exchange notes will be repurchased in multiples of $1,000 principal amount.

    We may, at our option, instead of paying the repurchase price in cash, pay the repurchase price in common stock valued at 95% of the average of the closing bid prices of the common stock for the five trading days immediately preceding the second trading day prior to the repurchase date. However, we will not be able to pay the repurchase price in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the exchange notes indenture.

    We are obligated to give you notice at the change in control and your repurchase right within 30 days after the occurrence of a change in control (called the "company notice"). At our request, on or before the 15th day after the occurrence of a change in control the exchange notes trustee shall give the company notice. We must also deliver a copy of the company notice to the exchange notes trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of the company notice irrevocable written notice to the exchange notes trustee of your decision to exercise your repurchase right, together with your exchange notes.

    A "change in control" shall be deemed to have occurred if there shall occur:

  1. the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Read-Rite entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of Read-Rite entitled to vote generally in elections of directors, other than any such acquisition by Read-Rite, any subsidiary of Read-Rite or any employee benefit plan of Read-Rite, or

  2. any consolidation of Read-Rite with, or merger of Read-Rite into, any other person, any merger of another person into Read-Rite, or any sale or transfer of all or substantially all of the assets, other than to a wholly-owned subsidiary of Read-Rite, of Read-Rite to any other person, other than

     . any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of Read-Rite entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction, and

     . a merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of Read-Rite or (B) which is effected solely to change the jurisdiction of incorporation of Read-Rite and results in a reclassification, conversion or exchange of outstanding shares of common stock into solely shares of common stock.

    However, a change in control shall not be deemed to have occurred if either:

  . the closing price per share of the common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of a change in control or the public announcement of the change in control (in the case of a change in control under clause (1) above) or the period of 10 consecutive trading days ending immediately before the change in control (in the case of a change in control under clause (2) above) shall equal or exceed 105% of the conversion price of the exchange notes in effect on each trading day, or

  . all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation constituting a change in control described in clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the change in control) and as a result of such transaction or transactions the exchange notes become convertible solely into such common stock.

    The "conversion price" is equal to $1,000 divided by the conversion rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13 (d)(3) of the Exchange Act.

    Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders in the event of an issuer tender offer. These Exchange Act rules may apply in the event that the repurchase option becomes available to holders of the exchange notes. We will comply with these rules to the extent applicable at that time.

    We may purchase exchange notes in the open market or by tender at any price or by private agreement. Any exchange note so purchased by us may:

  .   be reissued or resold, to the extent permitted by applicable law, or

  . at our option, be surrendered to the exchange notes trustee for cancellation.

    Any exchange notes surrendered to the exchange notes trustee may not be reissued or resold and will be canceled promptly. The above provisions would not necessarily afford you protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

    Our ability to repurchase exchange notes upon the occurrence of a change in control is subject to limitations. We may not have the financial resources or be able to arrange financing to pay the repurchase price for all the tendered exchange notes. Our existing revolving credit facility and term loan facility prohibit the repurchase of exchange notes by us or our subsidiaries in cash or any other form of payment, excluding shares of common stock. In addition, our ability to repurchase exchange notes may be limited or prohibited by the terms of any future borrowing arrangements, including senior debt existing at the time of a change in control. Our ability to repurchase exchange notes may also be limited by the terms of its subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by us to repurchase the exchange notes when required following a change in control would result in an event of default under the exchange notes indenture. Any such default may, in turn, cause a default under our senior debt. In addition, our repurchase of the exchange notes as a result of the occurrence of a change in control may be prohibited or limited by, or create an event of default under, the terms of agreements related to other borrowings, including agreements relating to senior debt.

Consolidation, merger and sale of assets

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person (called a "successor person"), unless:

  . the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of any domestic jurisdiction and assumes our obligations on the exchange notes and under the exchange notes indenture,

  . immediately after giving effect to the transaction, and treating any indebtedness as a result of the transaction as having been incurred at the time of the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

  .   certain other conditions are met.

Modification and waiver

    The consent of the holders for a majority principal amount of the outstanding exchange notes is required to amend or modify the exchange notes indenture. However, a modification or amendment requires the consent of the holder of each outstanding exchange note if it would:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any exchange note,

  . reduce the principal amount of, or any premium or interest on, any exchange note,

  . reduce the amount of principal payable upon acceleration of the maturity,

  . change the place or currency of payment of principal of, or any premium or interest on, any exchange note,

  . impair the right to institute suit for the enforcement of any payment on any exchange note,

  . modify the subordination provisions in a manner adverse to the holders of the exchange notes,

  . reduce the percentage in principal amount of exchange notes required for modification or amendment,

  . reduce the percentage in principal amount of exchange notes necessary for waiver of compliance with certain provisions of the exchange notes indenture or for waiver of certain defaults, or

  .   modify such provisions with respect to modification and waiver.

    Holders of a majority in principal amount of the exchange notes may waive any past default under the exchange notes indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the exchange notes indenture which cannot be amended without the consent of the holder of each outstanding exchange note.

Events of default

    The following will be events of default under the exchange notes indenture:

  . we fail to pay principal or premium on any exchange note when due, whether or not such payment is prohibited by the subordination provisions of the exchange notes indenture;

  . we fail to pay any interest on exchange notes when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the exchange notes indenture;

  . we fail to deposit any sinking fund payment, when due, whether or not such deposit is prohibited by the subordination provisions of the exchange notes indenture;

  . we fail to perform any of our other covenants in the exchange notes indenture continued for 60 days after written notice has been given by the exchange notes trustee or the holders of at least 25% in aggregate principal amount of the exchange notes as provided in the exchange notes indenture;

  .   our bankruptcy, insolvency or reorganization; and

  . we fail to pay at final maturity any indebtedness under any bond, debenture, exchange note or other evidence of indebtedness for money borrowed by us in a principal amount then outstanding in excess of $25,000,000, either at stated maturity or upon acceleration, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the exchange notes indenture.

    If an event of default shall occur and be continuing, either the exchange notes trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes may declare the principal amount of the exchange notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving Read-Rite, the principal, premium, if any, and interest on the exchange notes will automatically become immediately due and payable. Any payment by us on the exchange notes following any such acceleration will be subject to the subordination provisions of the exchange notes indenture. After any acceleration, but before a judgment or decree based on acceleration, holders of a majority in aggregate principal amount of the outstanding exchange notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the exchange notes indenture.

    Subject to the provisions of the exchange notes indenture relating to the duties of the exchange notes trustee in case of an event of default, the exchange notes trustee will be under no obligation to exercise any of its rights or powers under the exchange notes indenture at the request or direction of any of the holders, unless such holders have offered to the exchange notes trustee reasonable indemnity. Subject to these indemnification provisions, holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to:

  . direct the time, method and place of conducting any proceeding for any remedy available to the exchange notes trustee,

  . or exercise any trust or power conferred on the exchange notes trustee with respect to the exchange notes.

    No holder of an exchange note will have any right to institute any proceeding with respect to the exchange notes indenture unless:

  . the holder has previously given to the exchange notes trustee written notice of a continuing event of default,

  . the holders of at least 25% in aggregate principal amount of the outstanding exchange notes have made a written request and offered reasonable indemnity to the exchange notes trustee to institute this proceeding, and

  . the exchange notes trustee has failed to institute such proceeding, within 60 days after this notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder of an exchange note for the enforcement of payment of the principal, premium, if any, or interest on the exchange note on or after the due date specified in the exchange note.

    We are required to furnish to the exchange notes trustee annually a statement by our officers as to whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the exchange notes indenture and, if so, specifying all known defaults.

Transfer and exchange

    We have initially appointed the exchange notes trustee as security registrar, transfer agent and conversion agent, acting through its corporate trust office. We reserve the right to vary or terminate the appointment of the security registrar or any transfer agent or conversion agent. In addition, we may appoint other transfer agents or conversion agents or approve any change in any security registrar, transfer agent or conversion agent's office.

Purchase and cancellation

    Either we or one of our subsidiaries may, to the extent permitted by applicable law, purchase exchange notes at any price in the open market or otherwise.

    All exchange notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall be delivered to the exchange notes trustee. All exchange notes delivered to the exchange notes trustee shall be canceled promptly by the exchange notes trustee. No exchange notes shall be authenticated in exchange for any canceled exchange notes.

Replacement of existing notes

    We will replace exchange notes that become mutilated, destroyed, stolen or lost at your expense upon delivery to the exchange notes trustee of the mutilated exchange notes or evidence of the loss, theft or destruction of the exchange notes satisfactory to us and the exchange notes trustee. In the case of a lost, stolen or destroyed exchange note, indemnity satisfactory to the exchange notes trustee and us may be required at the expense of the holder of the exchange note before a replacement exchange note will be issued.

Governing law

    The subordinated indenture, the supplemental indenture and the exchange notes are governed by and construed in accordance with the laws of the State of New York.

The exchange notes trustee

    In case an event of default shall occur and not be cured, the exchange notes trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to this provision, the exchange notes trustee will be under no obligation to exercise any of its rights or powers under the exchange notes indenture at the request of any of the holders of exchange notes, unless they shall have offered to the exchange notes trustee reasonable security or indemnity.

                         DESCRIPTION OF EXISTING NOTES

    We issued the existing notes under a subordinated indenture, dated as of August 15, 1997, between us and State Street Bank and Trust Company of California, N.A., as trustee, that was supplemented by the supplemental indenture, dated as of August 15, 1997, between us and the trustee. In this description, we refer to the subordinated indenture, as supplemented by the supplemental indenture, as the "indenture." The following description is a summary of the material provisions of the existing notes and the indenture. This summary is subject to and is qualified by reference to all the provisions of the indenture.

    As used in this "Description of Existing Notes" section, references to "Read-Rite," "we," "our" or "us" refer solely to Read-Rite Corporation and not its subsidiaries.

General

    The existing notes are unsecured subordinated obligations of Read-Rite. The existing notes are limited to $345,000,000 aggregate principal amount. The existing notes will mature on September 1, 2004 and be payable at a price of 100% of the principal amount of the existing notes. The existing notes bear interest at the rate of 6 1/2% per year. Interest will be payable on March 1 and September 1 of each year.

    The existing notes are unsecured obligations of Read-Rite. The existing notes are subordinated to all of our present and future senior debt. Neither we nor our subsidiaries are restricted from incurring debt under the indenture. There are no financial covenants in the indenture. The existing notes are effectively subordinated in right of payment to all indebtedness and liabilities of our subsidiaries.

    The existing notes will be convertible into common stock at the conversion rate of 24.8524 shares of common stock for each 1,000 principal amount of existing notes, subject to adjustment as described under "--Conversion Rights," at any time prior to maturity, unless previously redeemed or repurchased.

    We will pay principal and premium, if any, on the existing notes any you may submit your existing notes for conversion, transfer or exchange, without service charge, at our office maintained for the purpose in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the trustee.

Book-entry system

    The existing notes were issued in the form of a global security held in book-entry form. The Depository Trust Company or its nominee will be the sole registered holder of the existing notes for all purposes under the indenture. Owners of beneficial interests in the existing notes represented by the global security will hold these interests pursuant to the procedures and practices of The Depository Trust Company. Owners of beneficial interest must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with The Depository Trust Company's procedures and practices. Beneficial owners will not be holders, and will not be entitled to any rights under the global security or the indenture with respect to the global security. We and the trustee may treat The Depository Trust Company as the sole holder and owner of the global security.

Conversion rights

    You may convert your existing note, in whole or in part, into common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. Your right to convert an existing note called for redemption or submitted for repurchase will terminate at the close of business on the last business day prior to the redemption date or repurchase date.

    If you are a beneficial owner of existing notes, you may exercise your conversion right by delivering to The Depository Trust Company the appropriate conversion instruction form pursuant to The Depository Trust Company's conversion program. You can obtain this conversion notice from the office of any conversion agent. The conversion date will be the date when you deliver your existing note and the duly signed and completed notice of conversion to the conversion agent. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment for any fractional shares. These certificates will be sent by the trustee to the conversion agent for delivery to the holder. The shares of common stock issuable upon conversion of the existing notes will be fully paid and nonassessable and will rank pari passu with our other shares of common stock.

    If you surrender your existing note for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date, your existing note must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of surrendered existing notes. However, you will not be required to submit payment in this period if existing notes, or portions of existing notes, are called for redemption on a redemption date during the period beginning at the close of business on a regular record date and ending on the opening of business on the first business day after the next succeeding interest payment date, or if such interest payment date is not a business day, the second succeeding business day. We will not make any payment or adjustment for interest or dividends upon conversion. If you convert your existing notes, you will not be entitled to receive any dividends payable to holders of common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares but will instead pay cash based on the market bid price of common stock at the close of business on the last trading day prior to conversion.

    You will not be required to pay any taxes or duties upon conversion but will be required to pay any tax or duty if the common stock issued upon conversion of the existing notes is in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

    We will adjust the conversion rate if the following events occur:

  (1) we issue common stock as a dividend or distribution on our common stock;

  (2) we issue to all holders of our common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the current market price of our common stock, provided the conversion rate will be readjusted if these rights, options or warrants are not exercised prior to expiration;

  (3) we subdivide, combine or reclassify our common stock;

  (4) we distribute to all holders of our common stock evidences of indebtedness of Read-Rite, shares of capital stock or assets, including securities, but excluding:

     .  those dividends and distributions listed in (1) above,

     .  those rights, options and warrants listed in (2) above, and

     .  all-cash distributions listed in (5) below;

  (5) we make distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, combined together with
      (A) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of our market capitalization; and

  (6) we or any of our subsidiaries successfully complete a tender offer for common stock which involves an aggregate consideration that, together with (A) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of our market capitalization on the expiration of such tender offer.

    We reserve the right to make reductions in the conversion rate in addition to those specified above as we consider advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not make any conversion rate adjustment until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate pursuant to this paragraph and will give you notice by mail of any adjustments.

    Under the provisions of our rights agreement, holders will receive, in addition to the common stock issuable upon such conversion, the rights, whether or not the rights have separated from the common stock at the time of the conversion. In addition, if we implement a new shareholder rights plan, this new rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights whether or not such rights have separated from the common stock at the time of such conversion.

    If we consolidate or merge with or into another person or any person merges into us, or in case of any sale, transfer or lease of all or substantially all of our assets, each existing note then outstanding will, without the consent of the holder of any existing note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or lease by a holder of number of shares of common stock into which the existing note was convertible immediately prior this event. However, this provision will not apply to any merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

    We may from time to time increase the conversion rate by any amount for any period of at least 20 days if our board of directors has made a determination that such increase would be in the best interests of Read-Rite, which determination shall be conclusive. We shall give at least 15 days' notice of any proposed increase. No such increase shall be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control.

    If we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes and the number of shares into which existing notes are convertible is increased as a result of above antidilution provisions, this increase may be deemed to be a payment of a taxable dividend to holders. See "Federal Income Tax Considerations."

Subordination

    The existing notes are subordinate in right of payment to the prior payment in full of all senior debt. In the event of:

  .  any insolvency or bankruptcy case or proceeding, or

  .  any receivership, liquidation, reorganization or debt restructuring, or

  .  any liquidation, dissolution or other winding up of Read-Rite, or

  . any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Read-Rite,

the holders of senior debt will be entitled to receive payment in full of all senior debt in cash or other payment satisfactory to the holders of senior debt before the holders of the existing notes are entitled to receive any payment. However, any amounts previously deposited by us with the trustee or paying agent in accordance with the subordination provisions of the indenture at the time of the deposit may be paid to the holders of the existing notes (called "defeased payments").

    In the event of our liquidation or insolvency, creditors of Read-Rite who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of the existing notes.

    In the event that any existing notes are declared due and payable before their stated maturity as a result of an event of default, the holders of the senior debt will be entitled to receive payment in full of all senior debt before the holders of the existing notes are entitled to receive any payment by us on the existing notes, other than defeased payments. If the payment of existing notes is accelerated because of an event of default, we are required under the indenture to promptly notify holders of senior debt of this acceleration.

    We may not make any payment on the existing notes or purchase, redeem or acquire the existing notes or make any sinking fund or defeasance payment on the existing notes to the trustee or paying agent, other than defeased payments, if:

  . a default in the payment of senior debt occurs and is continuing beyond the applicable grace period, or

  . any other event of default occurs and is continuing with respect to designated senior debt that permits the holders of designated senior debt or their representatives to accelerate the maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us, a holder of designated senior debt or other person permitted to give this notice under the indenture.

    We may resume payments on the existing notes or purchase, redeem or otherwise acquire the existing notes or make a sinking fund or defeasance payment:

  . in the case of a payment default, upon the date on which this default is cured or waived or ceases to exist, and

  . in the case of a nonpayment default, the earlier of the date on which this nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received, unless the subordination provisions of the indenture prohibit the payment, distribution, purchase, redemption, acquisition, sinking fund payment or defeasance payment, including, without limitation, in the case of a nonpayment default referred to above, as a result of a payment default with respect to the applicable senior debt as a consequence of the acceleration of the maturity thereof or otherwise.

    No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice. Any payment, issuance and delivery of cash, property or securities, upon conversion of an existing note will be deemed to constitute payment on account of the principal of the existing notes, other than stock and subordinated securities of Read-Rite.

 Definitions

    "designated senior debt" means our obligations under certain existing senior debt, including our existing bank revolving credit agreement and bank term loan agreement, and our obligations under any other particular senior debt that expressly provides that such senior debt shall be "designated senior debt" for purposes of the indenture.

    "senior debt" means the principal of, premium, if any, and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that such claim for post-petition interest is allowed in such proceeding, on, rent with respect to, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

  . our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

  .  all of our obligations for money borrowed,

  . all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

  . our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

  . our obligations as lessee under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased after the date of the indenture for financing purposes, as determined by us,

  . our obligations under any lease or related document, including a purchase agreement, that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

  . all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements,

  . all of our obligations under letters of credit, bankers' acceptances or similar facilities, including reimbursement obligations with respect to any of the foregoing,

  . all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable arising in the ordinary course of business,

  . all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or in effect guaranteed through an agreement to purchase or otherwise, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on our property, and all of our obligations with respect thereto, and

  . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described the above clauses.

    However, senior debt shall not include the existing notes or any indebtedness or obligation if the terms of the indebtedness or obligation, expressly provide that the indebtedness or obligation is not superior in right of payment to the existing notes.

Optional redemption

    At any time on or after September 7, 2000, we may redeem the existing notes, in whole or in part, upon not less than 20 nor more than 60 days' notice, at the following prices, expressed as a percentage of principal amount:

                                                                     Redemption
   Year                                                                Price
   ----                                                              ----------
   Beginning on September 7, 2000 and ending on August 31, 2001.....  103.714%
   Beginning on September 1, 2001 and ending on August 31, 2002.....  102.786
   Beginning on September 1, 2002 and ending on August 31, 2003.....  101.857
   Beginning on September 1, 2003 and ending on August 31, 2004.....  100.929 and 100% at September 1, 2004, in each case together with accrued interest to, but excluding, the redemption date.

    If fewer than all the existing notes are to be redeemed, the trustee will select the existing notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot or, in its discretion, on a pro rata basis. If any existing note is to be redeemed in part, a new existing note or existing notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's existing notes is selected for partial redemption and the holder converts a portion of this existing note, the converted portion shall be deemed to be taken from the portion selected for redemption.

    No sinking fund is provided for the existing notes.

Repurchase at option of holders upon a change in control

    If a change in control occurs, you have the right, at your option, to require us to repurchase all of your existing notes, in whole or in part, on the repurchase date that is 45 days after the date of the company notice, at a price equal to 100% of the principal amount of the existing notes to be repurchased, together with interest accrued to, but excluding, the repurchase date. The existing notes will be repurchased in multiples of $1,000 principal amount.

    We may, at our option, instead of paying the repurchase price in cash, pay the repurchase price in common stock valued at 95% of the average of the closing bid prices of the common stock for the five trading days immediately preceding the second trading day prior to the repurchase date. However, we will not be able to pay the repurchase price in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

    We are obligated to give you notice at the change in control and your repurchase right within 30 days after the occurrence of a change in control (called the "company notice"). At our request, on or before the 15th day after the occurrence of a change in control the trustee shall give the company notice. We must also deliver a copy of the company notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of the company notice irrevocable written notice to the trustee of your decision to exercise your repurchase right, together with your existing notes.

    A "change in control" shall be deemed to have occurred if there shall occur:

  (1) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Read-Rite entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of Read-Rite entitled to vote generally in elections of directors, other than any such acquisition by Read-Rite, any subsidiary of Read-Rite or any employee benefit plan of Read-Rite, or

  (2) any consolidation of Read-Rite with, or merger of Read-Rite into, any other person, any merger of another person into Read-Rite, or any sale or transfer of all or substantially all of the assets, other than to a wholly-owned subsidiary of Read-Rite, of Read-Rite to any other person, other than

     . any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of Read-Rite entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction, and

     . a merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of Read-Rite or (B) which is effected solely to change the jurisdiction of incorporation of Read-Rite and results in a reclassification, conversion or exchange of outstanding shares of common stock into solely shares of common stock.

    However, a change in control shall not be deemed to have occurred if either:

  . the closing price per share of the common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of a change in control or the public announcement of the change in control (in the case of a change in control under clause (1) above) or the period of 10 consecutive trading days ending immediately before the change in control (in the case of a change in control under clause (2) above) shall equal or exceed 105% of the conversion price of the existing notes in effect on each trading day, or

  . all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation constituting a change in control described in clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or will be so traded or quoted immediately following the change in control) and as a result of such transaction or transactions the existing notes become convertible solely into such common stock.

    The "conversion price" is equal to $1,000 divided by the conversion rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13 (d)(3) of the Exchange Act.

    Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders in the event of an issuer tender offer. These Exchange Act rules may apply in the event that the repurchase option becomes available to holders of the existing notes. We will comply with these rules to the extent applicable at that time.

    We may purchase existing notes in the open market or by tender at any price or by private agreement. Any existing note so purchased by us may:

  .  be reissued or resold, to the extent permitted by applicable law, or

  .  at our option, be surrendered to the trustee for cancellation.

    Any existing notes surrendered to the trustee may not be reissued or resold and will be canceled promptly. The above provisions would not necessarily afford you protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

    Our ability to repurchase existing notes upon the occurrence of a change in control is subject to limitations. We may not have the financial resources or be able to arrange financing to pay the repurchase price for all the tendered existing notes. Our existing revolving credit facility and term loan facility prohibit the repurchase of existing notes by us or our subsidiaries in cash or any other form of payment, including shares of common stock. In addition, our ability to repurchase existing notes may be limited or prohibited by the terms of any future borrowing arrangements, including senior debt existing at the time of a change in control. Our ability to repurchase existing notes may also be limited by the terms of its subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by us to repurchase the existing notes when required following a change in control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our senior debt. In addition, our repurchase of the existing notes as a result of the occurrence of a change in control may be prohibited or limited by, or create an event of default under, the terms of agreements related to other borrowings, including agreements relating to senior debt.

Consolidation, merger and sale of assets

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person (called a "successor person"), unless:

  . the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of any domestic jurisdiction and assumes our obligations on the existing notes and under the indenture,

  . immediately after giving effect to the transaction, and treating any indebtedness as a result of the transaction as having been incurred at the time of the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

  .  certain other conditions are met.

Modification and waiver

    The consent of the holders for a majority principal amount of the outstanding existing notes is required to amend or modify the indenture. However, a modification or amendment requires the consent of the holder of each outstanding existing note if it would:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any existing note,

  . reduce the principal amount of, or any premium or interest on, any existing note,

  . reduce the amount of principal payable upon acceleration of the maturity,

  . change the place or currency of payment of principal of, or any premium or interest on, any existing note,

  . impair the right to institute suit for the enforcement of any payment on any existing note,

  . modify the subordination provisions in a manner adverse to the holders of the existing notes,

  . reduce the percentage in principal amount of existing notes required for modification or amendment,

  . reduce the percentage in principal amount of existing notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

  .  modify such provisions with respect to modification and waiver.

    Holders of a majority in principal amount of the existing notes may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding existing note.

Events of default

    The following will be events of default under the indenture:

  . we fail to pay principal or premium on any existing note when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

  . we fail to pay any interest on existing notes when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

  . we fail to deposit any sinking fund payment, when due, whether or not such deposit is prohibited by the subordination provisions of the indenture;

  . we fail to perform any of our other covenants in the indenture continued for 60 days after written notice has been given by the trustee or the holders of at least 25% in aggregate principal amount of the existing notes as provided in the indenture;

  .  our bankruptcy, insolvency or reorganization; and

  . we fail to pay at final maturity any indebtedness under any bond, debenture, note or other evidence of indebtedness for money borrowed by us in a principal amount then outstanding in excess of $25,000,000, either at stated maturity or upon acceleration, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture.

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    If an event of default shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding existing notes may declare the principal amount of the existing notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving Read-Rite, the principal, premium, if any, and interest on the existing notes will automatically become immediately due and payable. Any payment by us on the existing notes following any such acceleration will be subject to the subordination provisions of the indenture. After any acceleration, but before a judgment or decree based on acceleration, holders of a majority in aggregate principal amount of the outstanding existing notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture.

    Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to these indemnification provisions, holders of a majority in aggregate principal amount of the outstanding existing notes will have the right to:

  . direct the time, method and place of conducting any proceeding for any remedy available to the trustee,

  . or exercise any trust or power conferred on the trustee with respect to the existing notes.

    No holder of an existing note of any series will have any right to institute any proceeding with respect to the indenture unless:

  . the holder has previously given to the trustee written notice of a continuing event of default,

  . the holders of at least 25% in aggregate principal amount of the outstanding existing notes have made a written request and offered reasonable indemnity to the trustee to institute this proceeding, and

  . the trustee has failed to institute such proceeding, within 60 days after this notice, request and offer.

    However, these limitations do not apply to a suit instituted by a holder of an existing note for the enforcement of payment of the principal, premium, if any, or interest on the existing note on or after the applicable due date specified in the existing note.

    We are required to furnish to the trustee annually a statement by our officers as to whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Transfer and exchange

    We have initially appointed the trustee as security registrar, transfer agent and conversion agent, acting through its corporate trust office. We reserve the right to vary or terminate the appointment of the security registrar or any transfer agent or conversion agent. In addition, we may appoint other transfer agents or conversion agents or approve any change in any security registrar, transfer agent or conversion agent's office.

Purchase and cancellation

    Either we or one of our subsidiaries may, to the extent permitted by applicable law, purchase existing notes at any price in the open market or otherwise.

    All existing notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall be delivered to the trustee. All existing notes delivered to the trustee shall be canceled promptly by the trustee. No existing notes shall be authenticated in exchange for any canceled existing notes.

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Replacement of existing notes

    We will replace existing notes that become mutilated, destroyed, stolen or lost at your expense upon delivery to the trustee of the mutilated existing notes or evidence of the loss, theft or destruction of the existing notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed existing note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the existing note before a replacement existing note will be issued.

Governing law

    The subordinated indenture, the supplemental indenture and the existing notes are governed by and construed in accordance with the laws of the State of New York.

Trustee

    In case an event of default shall occur and not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of existing notes, unless they shall have offered to the trustee reasonable security or indemnity.

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                          DESCRIPTION OF CAPITAL STOCK

General

    Our authorized capital stock consists of 160,000,000 shares of common stock, $0.0001 par value per share and 4,000,000 shares of preferred stock, $0.0001 par value per share. 116,000 shares of our preferred stock are designated as Series A participating preferred stock. As of December 31, 1999, there were 49,927,337 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common stock

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred stock

    Our board of directors has designated 116,000 shares of the preferred stock as Series A preferred stock. The board of directors has the authority to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of Read-Rite without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no present plans to issue any of the preferred stock except pursuant to the rights described below.

Rights agreement

    We entered into a Preferred Shares Rights Agreement with ChaseMellon Shareholder Services, L.L.C., as rights agent in March, 1997. Under the rights agreement, our board of directors declared a dividend of one right to purchase one one-thousandth share of our Series A preferred stock for each outstanding share of common stock. Each right entitles the registered holder to purchase from Read-Rite one one-thousandth of a share of Series A preferred stock at an exercise price of $150.00 (called the "purchase price"), subject to adjustment.

    The rights will not be exercisable until the distribution date. Rights certificates will not be sent to stockholders. Currently, the rights trade with the shares of common stock. The rights will trade separately from the common stock and the rights will become exercisable upon the earlier of:

  . ten days, or such later date as may be determined by our board of directors,

  . following a public announcement that a person or group of affiliated or associated persons (called an "acquiring person") has acquired beneficial ownership of 20% or more of our common stock, or

  . ten business days, or such later date as may be determined by our board of directors following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 20% or more of our outstanding common shares. The earlier of these dates is referred to as the "distribution date."

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

    The right will expire on the earliest of March 17, 2007 or redemption or exchange of the rights as described below. Following the distribution date, holders of the rights will initially be entitled to receive one one-thousandth of a share of Series A preferred stock.

    In general, if an acquiring person becomes the beneficial owner of 20% or more of our common stock, each right not held by the acquiring person will entitle its holder to common stock having a value equal to two times the purchase price. If we do not have enough common stock for the rights to be exercised, or our board decides that this action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the common stock for which the rights would have been exercisable.

    In general, if an acquiring person becomes the beneficial owner of 20% or more of our common stock then outstanding:

  .  we are acquired in a merger or other business transaction, or

  . 50% or more of our consolidated assets or earning power are sold, other than in transactions in the ordinary course of business,

each right will receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

    At any time after an acquiring person has 20% or more of our common stock and prior to the acquisition by any person or entity of beneficial ownership of 50% or more of our outstanding common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person, in whole or in part, at an exchange ratio of one share of common stock per right.

    We may redeem the rights in whole, but not in part, at a price of $0.001 per right. At any time on or prior to the close of business on the earlier of:

  . the tenth day following the acquisition by an acquiring person of beneficial ownership of 20% or more of our common stock or such later date as may be determined by the board of directors and publicly announced by Read-Rite, or

  .  March 17, 2007, the final expiration date of the rights.

Anti-takeover effects of Delaware law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

  (1) prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned:

     .  by persons who are directors and also officers, and

     . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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

    Under Section 203, a "business combination" includes:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

  . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholders, subject to limited exceptions;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer agent and registrar

    The transfer agent and registrar for the common stock is ChaseMellon Shareholders Services, L.L.C.

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                BOOK-ENTRY SYSTEM--THE DEPOSITORY TRUST COMPANY

    The exchange notes will be evidenced by a global security initially deposited with The Depository Trust Company, and registered in the name of Cede & Co., as The Depository Trust Company's nominee. Except as set forth below, the global security may be transferred only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee.

    Holders of exchange notes may hold their interests in the global security directly through The Depository Trust Company or indirectly through organizations which are participants in The Depository Trust Company (called "participants"). Transfers between participants will be affected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

    Holders that are not participants may beneficially own interests in the global security held by The Depository Trust Company only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of The Depository Trust Company, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

  .  be entitled to have certificates registered in their names.

  . be entitled to receive physical delivery of certificates in definitive form, and

  .  be considered registered holders.

    We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for The Depository Trust Company, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

  . records or payments on beneficial ownership interests in the global security; or

  . maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We have been informed that The Depository Trust Company's practice is to credit participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the exchange notes. Payments by participants to owners of beneficial interests in the exchange notes represented by the global security held through participants will be the responsibility of those participants.

    We will send any redemption notices to Cede & Co. We understand that if less than all of the exchange notes are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the exchange notes. We have been advised that under its usual procedures, The Depository Trust Company will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the exchange notes are credited on the record date identified in a listing attached to the omnibus proxy.

    A person having a beneficial interest in existing notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in The Depository Trust Company system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

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

    The Depository Trust Company has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code, and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own The Depository Trust Company. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

    The Depository Trust Company is under no obligation to perform or continue to perform the above procedures. The Depository Trust Company may discontinue these at any time. If The Depository Trust Company is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global security.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences relating to the exchange offer and the ownership and disposition of the exchange notes and common stock received upon a conversion of exchange notes by holders that receive their exchange notes in the exchange offer. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances, the United States federal income tax consequences to certain types of holders subject to special treatment under the Code, or the effect of any applicable state, local or foreign tax laws. The discussion assumes that the existing notes are held, and the exchange notes will be held, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code"). The discussion also assumes that the exchange notes will be treated as debt for federal income tax purposes.

    This discussion is based upon provisions of the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the Exchange Offer.

    Investors considering the exchange of existing notes in the exchange offer are urged to consult their own tax advisors to determine their particular tax consequences of the exchange offer and the ownership and disposition of the exchange notes under federal and applicable state, local and foreign tax laws.

    As used herein, a "U.S. holder" means a beneficial holder of existing notes or exchange notes received in the exchange offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or any other person whose income or gain with respect to an exchange note is effectively connected with the conduct of a United States trade or business. A "non-U.S. holder" is any holder other than a U.S. holder.

Treatment of exchange offer

    The tax treatment of a U.S. holder's exchange of existing notes for exchange notes pursuant to the exchange offer will depend on whether that exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the existing notes and the exchange notes constitute "securities," within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of numerous judicial decisions.

    If the exchange of existing notes for exchange notes constitutes a recapitalization, a U.S. holder will not recognize gain or loss on the exchange. A U.S. holder will receive a tax basis in the exchange notes equal to the U.S. holder's adjusted tax basis in the existing notes exchanged for the exchange notes. The U.S. holder's holding period for the exchange notes will include the period in which the U.S. holder held the existing notes.

    If the exchange of existing notes for exchange notes does not constitute a recapitalization, a U.S. holder generally will recognize gain or loss on the exchange of existing notes for exchange notes equal to the difference between
(i) the issue price of the exchange notes received and (ii) the U.S. holder's adjusted tax basis in the existing notes. A U.S. holder will receive a tax basis in the exchange notes equal to the fair market value of the exchange notes, and the U.S. holder's holding period for the exchange notes will commence on the date after the exchange offer is completed.

    Any gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the U.S. holder has held the existing notes as capital assets for more than one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income.

    A non-U.S. holder generally will not recognize gain or loss for United States federal income tax purposes on the exchange of existing notes for exchange notes, except in the instances comparable to those described in "Non-U.S. holders--Gain on disposition of the exchange notes and common stock" with respect to sales of the exchange notes and common stock.

    For tax purposes, the exchange offer should generally be considered to take place on the expiration date.

Tax treatment of the ownership and disposition of exchange notes and common stock

 Stated interest and original issue discount on the exchange notes

    The stated interest on the existing notes will be includable in a U.S. holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of tax accounting.

    We anticipate that the exchange notes will be issued with de minimis original issue discount. As a result, we anticipate that a U.S. holder will not be subject to tax on original issue discount but instead will be subject to tax only on stated interest on the exchange notes. If, however, the issue price of the exchange notes is determined to be significantly less than the stated redemption price at maturity of the exchange notes so that the original issue discount on the exchange notes is no longer considered to be de minimis, the United States federal income tax consequences set forth below will apply.

    The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. However, if the original issue discount on a debt instrument is less than 1/4 of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity, the original issue discount on the debt instrument is considered de minimis and will be deemed to be zero. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. The stated interest on the exchange notes will constitute "qualified stated interest."

    A U.S. holder, other than holders with amortizable bond premium or offsetting acquisition premium, must include any original issue discount on the exchange notes as ordinary interest income as it accrues (in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. holder's regular method of tax accounting. Subject to making an appropriate election, a U.S. holder generally will be permitted to include all interest that accrues or is to be paid on the exchange notes in income under the constant yield method applicable to original issue discount, subject to limitations and exceptions.

 Amortizable bond premium and acquisition premium

    As discussed above, a U.S. holder's initial tax basis in the exchange notes will depend in part on the tax treatment of the exchange offer to such U.S. holder, including whether the U.S. holder reports a gain as a result thereof. If a U.S. holder's initial tax basis in the exchange notes is greater than the stated redemption price at maturity, such U.S. holder generally will not be required to include original issue discount, if any, in income. In addition, such U.S. holder will have "amortizable bond premium" with respect to the exchange notes, to the

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

extent that the premium is not attributable to the conversion feature on the exchange note, which may be deductible to the U.S. holder over the term of the exchange notes.

    If a U.S. holder's initial tax basis in the exchange notes is greater than the issue price of the exchange notes but less than the stated redemption price at maturity, such U.S. holder generally will be considered to have "acquisition premium" with respect to the exchange notes, which may reduce the amount of original issue discount, if any, that the U.S. holder is required to include in income.

 Sale, exchange or retirement of the exchange notes

    A U.S. holder generally will recognize gain or loss on the sale, exchange or retirement of exchange notes equal to the difference between the amount realized on the sale, exchange or retirement of the exchange notes and the U.S. holder's adjusted tax basis in the exchange notes. Any gain or loss recognized on the sale, exchange or retirement of exchange notes will generally be long-term capital gain or loss if the U.S. holder has held the exchange notes as capital assets for more than one year, other than amounts attributable to accrued interest. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount which has not previously been included in income. For these purposes, any market discount that the U.S. holder had in the existing notes not been previously included in income will be considered to be market discount with respect to the exchange notes.

 Constructive dividend

    If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the exchange notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. holders of exchange notes. If the conversion rate is increased at our discretion, this increase may be deemed to be the payment of the taxable dividend to U.S. holders of exchange notes.

 Conversion of exchange notes into common stock

    A U.S. holder's conversion of an exchange note into common stock will generally not be a taxable event. The U.S. holder's tax basis in the common stock received on conversion of exchange notes will be the same as the U.S. holder's adjusted tax basis in the exchange notes at the time of conversion, exclusive of any tax basis allocable to a fractional share for which the holder receives cash. The holding period for the common stock received on conversion will include the holding period of the exchange notes converted. The receipt of cash in lieu of fractional shares of common stock should generally result in capital gain or loss. This capital gain or loss will be measured by the difference between the cash received for the fractional share interest and the U.S. holder's tax basis in the fractional share interest.

 Common stock

    Distributions, if any, paid on the common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a U.S. holder's income as ordinary income as they are paid. Gain or loss realized on a sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period in the common stock is more than one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income. For these purposes, any market discount that the U.S. holder had in the existing notes that carried over to the exchange notes, and has not been previously included in income, will be considered to be market discount with respect to the common stock.

Non-U.S. holders

    The following discussion is a summary of the principal United States federal income and estate tax consequences resulting from the ownership of the exchange notes or common stock by Non-U.S. holders.

 Withholding tax on payments of principal and interest on exchange notes

    The payment of principal and interest on exchange notes to a non-U.S. holder will not be subject to United States federal withholding tax if:

  . the Non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation that is related to us within the meaning of the Code, and

  . the beneficial owner of the exchange notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8 (or a suitable substitute form) or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the exchange note certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

 Gain on disposition of the exchange notes and common stock

    Provided that we are at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC"), a Non-U.S. holder generally will not be subject to United States federal income tax on gain or income realized on the sale, exchange or redemption of exchange notes, including the conversion of exchange notes for common stock, or the sale or exchange of common stock, unless in the case of an individual Non-U.S. holder such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and either:

  . has a "tax home" in the United States and the gain or income is not attributable to an office or other fixed place of business maintained by such non-U.S. holder outside of the United States, or

  . the gain from the disposition is attributable to an office or other fixed place of business in the United States.

    Even if we are determined to be a USRPHC, a Non-U.S. holder not described in the preceding sentence will not be subject to United States federal income tax on any such gain or income provided that such holder does not actually or constructively own more than 5% of the common stock, including any common stock that may be received as a result of the conversion of exchange notes and does not own, on any date on which the holder acquires exchange notes, exchange notes with an aggregate value of 5% or more of the aggregate value of the outstanding common stock on such date. Under present law the Company would not at any time within a specified (generally five-year) period be a USRPHC so long as during a specified (generally five-year) period:

  . the fair market value of its United States real property interests is less than

  . 50% of the sum of the fair market value of its United States real property interests, interests in real property located outside the United States and other of its assets that are used or held for use in a trade or business.

    The Company believes that it is not presently a USRPHC, but there can be no assurance that it will not become a USRPHC in the future.

 Common stock

    Dividends, if any, paid on the common stock to a Non-U.S. holder generally will be subject to a 30% United States federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in the individual's gross estate subject to reduction of such estate tax if the individual is eligible for the benefits of an estate tax treaty.

Information reporting and backup withholding

    Payments on the exchange notes, and payments of dividends on the common stock to certain non-corporate holders generally will be subject to information reporting and possible to "backup withholding" at a rate of 31%. Information reporting and backup withholding will not apply, however, to payments made on an exchange note if the certification described under "Non-U.S. holders-- Withholding tax on payments of principal and interest on exchange notes" above is received, provided in each case that the payor does not have actual knowledge that the holder is a U.S. holder, or to payments made on the common stock if such payments are subject to the 30% (or reduced treaty rate) withholding tax described above under "Non-U.S. holders--Common stock."

    Payment of proceeds from the sale of an exchange note or common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of an exchange note or common stock to or through a foreign office of a "broker" (as defined in applicable Treasury Regulations) will not be subject to information reporting or backup withholding, except that, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is from a United States trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

    Any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

    We have engaged FleetBoston Robertson Stephens Inc. to use its best efforts to find purchasers for any or all of the $50 million of additional exchange notes. FleetBoston Robertson Stephens Inc. is not obligated to take or pay for any of the additional exchange notes. The purchase price for the additional exchange notes is 100% of the principal amount of the exchange notes, plus accrued interest from the issue date. As compensation for its services, we have agreed to pay FleetBoston Robertson Stephens Inc. a selling commission of 5% of the aggregate principal amount of additional exchange notes sold in the form of exchange notes which will be subject to a one-year holding period. We are also paying FleetBoston Robertson Stephens Inc. a dealer manager fee in connection with the exchange offer which is discussed under the heading "The Exchange Offer--Fees and expenses."

    The placement agreement provides that the obligations of FleetBoston Robertson Stephens Inc. are subject to enumerated conditions.

    FleetBoston Robertson Stephens Inc. has advised us that it proposes to resell the exchange notes to holders submitting their existing notes in the exchange offer that wish to purchase exchange notes in addition to those received in exchange for their existing notes.

    We will enter into a registration rights agreement with FleetBoston Robertson Stephens Inc. with respect to the exchange notes to be issued to FleetBoston Robertson Stephens Inc. for payment of their fees in connection with the issuance of the exchange notes.

    Indemnity. The dealer manager agreement provides that we will indemnify FleetBoston Robertson Stephens Inc. against specific liabilities, including liabilities under the Securities Act.

    Lock-up agreements. All of our executive officers and directors have agreed, for a period of 90 days after the date of the expiration date of the exchange offer, not to offer, sell, contract to sell or otherwise sell, dispose of, loan, pledge, assign or grant (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any rights to, or interests in, any shares of common stock, any options or warrants to purchase any shares of common stock, any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. Our executive officers and directors also have agreed. However, FleetBoston Robertson Stephens Inc., in some instances together with Read-Rite, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after the date of this prospectus.

    Future sales. In addition, we have agreed that during the period of 90 days after the date of this prospectus, we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., issue, sell, contract to sell or otherwise dispose of any shares of any common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under our existing stock option, 401(k) or stock purchase plans or the issuance of shares of common stock upon conversion of the existing notes and the exchange notes. We also have agreed not to enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of, any shares or any securities of the company which are substantially similar to the shares or which are convertible into or exchangeable for, or represent the right to receive, shares or securities that are substantially similar to the shares, subject to certain exceptions, without the prior consent of FleetBoston Robertson Stephens Inc.

    No prior market. Prior to this offering, there has been no market for the exchange notes. Consequently, the initial offering price for the exchange notes sold in this offering will be determined through negotiations between us and FleetBoston Robertson Stephens Inc. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, the price of the existing notes, market valuations of other companies that we and FleetBoston Robertson Stephens Inc. believe to be comparable to us, estimates of our business potential and the present state of our development.

    We have been advised by FleetBoston Robertson Stephens Inc. that it presently intends to make a market in the exchange notes as permitted by applicable laws and regulations. FleetBoston Robertson Stephens Inc. has no obligation, however, to make a market in the exchange notes and may discontinue market making at any time without notice. As a result, we can give you no assurance regarding the liquidity of the exchange notes or trading markets for the exchange notes.

    Stabilization. We have been advised by FleetBoston Robertson Stephens Inc. that certain persons participating in this offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the exchange notes. Stabilization bids are bids for, or the purchase of, exchange notes on behalf of FleetBoston Robertson Stephens Inc. for the purpose of fixing or maintaining the price of the exchange notes.

                                 LEGAL MATTERS

    The validity of the exchange notes will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Customary legal matters will be passed upon for the dealer manager by Shearman & Sterling, Washington, D.C.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on form 10-K for the year ended September 30, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

    The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

  .  Annual Report on Form 10-K for the fiscal year ended September 30,
     1999, and

  .  Quarterly Report on Form 10-Q for the fiscal quarter ended December 31,
     1999.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            Investor Relations Department
            Read-Rite Corporation
            345 Los Coches Street
            Milpitas, California
            (510) 683-7676

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                              The exchange agent:

                  Norwest Bank Minnesota, National Association

    By Regular Mail or Overnight Courier:             By Registered & Certified Mail:

        NORWEST BANK MINNESOTA, N.A.                    NORWEST BANK MINNESOTA, N.A.
         Corporate Trust Operations                      Corporate Trust Operations
                MAC N9303-121                                  MAC N9303-121
          Sixth & Marquette Avenue                             P.O. Box 1517
            Minneapolis, MN 55479                          Minneapolis, MN 55480

                            In Person by Hand Only:
                          NORWEST BANK MINNESOTA, N.A.
                      12th Floor--Northstar East Building
                            Corporate Trust Services
                            608 Second Avenue South
                                Minneapolis, MN

          By Facsimile Transmission (For Eligible Institutions Only):

                                 (612) 667-4927

                 For Information or Confirmation by Telephone:

                                 (612) 667-9764

                             The Information Agent:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                             ---------------------

                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                         Call Toll Free: (800) 223-2064

    Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

                   The dealer manager for the exchange offer:

                               ROBERTSON STEPHENS
                       555 California Street, Suite 2600
                            San Francisco, CA 94104
                                 (415) 781-9700

                      Call Toll Free: (800) 234-2663

           Attention: Mark McGlade, Convertible Securities Desk

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

    Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. The registrant has entered into indemnification agreements with its directors and some of its officers. The indemnification agreements provide the registrant's directors and elected officers with further indemnification to the maximum extent permitted by Delaware Law.

    Section 11 of the form of Dealer Manager Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of the Company and its directors and officers who sign this registration statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by the dealer manager with respect to information relating to the dealer manager furnished to the Company in writing by the dealer manager expressly for use in this registration statement and other materials prepared in connection with the exchange offer contemplated hereby.

Item 21. Exhibits and financial statement schedules

    (a) Exhibits

 Number                                 Exhibit
 ------                                 -------
  1.1   Form of Dealer Manager Agreement.**

  1.2   Form of Distribution Agreement.**

  4.1   Form of Subordinated Indenture between the Company and Norwest Bank
        Minnesota, National Association, as exchange notes trustee.**

  4.2   Form of Supplemental Indenture between the Company and Norwest Bank
        Minnesota, National Association, as exchange notes trustee.**

  4.3   Form of Exchange Note (included in Exhibit 4.2).

  4.4   Restated Certificate of Incorporation of the Company, as amended
        (incorporated by reference to Exhibit 3.1 to the Company's Quarterly
        Report on Form 10-Q for the fiscal quarter ended June 30, 1996).

  4.5   Bylaws of the Company, as amended (incorporated by reference to Exhibit
        3.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996).

  4.6   Preferred Shares Rights Agreement, dated as of March 3, 1997 (the
        "Rights Agreement"), between the Company and Chase Mellon Shareholder
        Services, L.L.C. (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-A12G filed on March 6, 1997).

  4.7 Form of Escrow Agreement between the Company, the holders of additional exchange notes, Norwest Bank Minnesota, as escrow agent and FleetBoston
        Robertson Stephens Inc., as agent for the holders.**

  4.8   Form of Registration Rights Agreement between the Company and
        FleetBoston Robertson Stephens Inc.**

  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
        Corporation.**

 12.1   Statement re: computation of ratio of earnings to fixed charges.**

 23.1   Consent of Ernst & Young LLP, Independent Auditors.**

 23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (contained in its opinion filed as Exhibit 5.1 to this registration statement).


 Number                                Exhibit
 ------                                -------
 24.1   Power of Attorney (see page II-5).

 25.1   Form T-1 Statement of Eligibility under the Trust indenture Act of
        1939, as amended, of Norwest Bank Minnesota, National Association.**

 99.1   Form of Letter of Transmittal.**

 99.2   Form of Notice of Guaranteed Delivery.**

 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.**

 99.4   Form of Letter to Clients.**

--------
**Previously filed.

Item 22. Undertakings

    (a) The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

    (b) The undersigned registrants each hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the existing notes Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the existing notes Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have each been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

    Pursuant to the requirements of the securities act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 and Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Milpitas, State of California on March 1, 2000.

                                          READ-RITE CORPORATION

                                          By: /s/ Cyril J. Yansouni
                                            -----------------------------------
                                            Name: Cyril J. Yansouni
                                            Title: Chairman and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 and Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                 Date
              ---------                         -----                 ----

       /s/ Cyril J. Yansouni          Chief Executive Officer     March 1, 2000
 ____________________________________ and Chairman of the Board
          Cyril J. Yansouni           of Directors (Principal
                                      Executive Officer)

       /s/ John T. Kurtzweil          Sr. Vice President and      March 1, 2000
 ____________________________________ Chief Financial Officer
          John T. Kurtzweil           (Principal Financial
                                      Officer and Accounting
                                      Officer)

                  *                   Director                    March 1, 2000
 ____________________________________
           William J. Almon

                  *                   Director                    March 1, 2000
 ____________________________________
         Michael L. Hackworth
                  *                   Director                    March 1, 2000
 ____________________________________
         Matthew J. O'Rourke

                  *                   Director                    March 1, 2000
 ____________________________________
         Dr. Robert M. White

   /s/ Cyril J. Yansouni

*By :_____________________

     (Cyril J. Yansouni)

       Attorney-in-fact

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cyril J. Yansouni and John T. Kurtzweil, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 and Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

        /s/ Alan S. Lowe             President, Chief Operating      March 1, 2000
____________________________________ Officer and Director
           Alan S. Lowe